Exhibit 4.23

Private & confidential

Dated: 6th May, 2021

ALPHA BANK S.A.

(as Lender)

- and -

ATHENEAN EMPIRE INC.

(as Borrower)

LOAN AGREEMENT for a secured floating interest rate loan facility of up to US$38,000,000

THEO V. SIOUFAS & CO.

LAW OFFICES

Piraeus

SCHEDULES

1.	Form of Drawdown Notice

2.	Form of Insurance Letter

3.	Form of Compliance Certificate

4.	Form of Designation Notice

THIS AGREEMENT is dated the 6th day of May, 2021 and made BETWEEN:

(1)

ALPHA BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens, Greece, acting, except as otherwise herein provided, through its office at 93 Akti Miaouli, Piraeus, Greece, as lender (hereinafter called the “Lender”, which expression shall include its successors and assignees); and

(2)

ATHENEAN EMPIRE INC., a corporation duly incorporated in the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “Borrower”, which expression shall include its successors

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Amount and Purpose

This Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lender will make available to the Borrower a secured term loan facility in an aggregate amount of up to the lesser of (a) Dollars Thirty eight million ($38,000,000) representing 62% of the Contract Price of the Vessel and (b) 62% of the of the Market Value of the Vessel, as determined in accordance with Clause 11.3 (Valuation of Vessel) by valuation of the Vessel obtained maximum twenty (20) days prior to the Drawdown Date the Market Value , to be made available by way of one (1) Advance, to be used for the purposes of financing part of the Contract Price of the Vessel.

1.2	Definitions

Subject to Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), in this Agreement (unless otherwise defined in the relevant Finance Document and unless the context otherwise requires) and the other Finance Documents each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause:

“Accounts Pledge Agreement” means an agreement to be entered into between the Borrower and the Lender for the creation of a first priority pledge over the Operating Account in favour of the Lender, in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Advance” means each borrowing of a portion of the Commitment by the Borrower or (as the context may require) the principal amount of such borrowing;

“Alternative Rate” means a rate agreed between the Lender and the Borrower on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.6 (Market disruption – Non Availability);

“Approved Flag” means, in relation to the Vessel, the Marshall Islands flag or the Liberian flag or such other flag as the Lender may approve (in its reasonable discretion) as the flag on which the Vessel is or, as the case may be, shall be registered;

“Approved Flag State” means, in relation to the Vessel, the Republic of the Marshall Islands or the Republic of Liberia or such other country proposed in writing by the Borrower to the Lender and approved (in its reasonable discretion) by the Lender, as being the “Approved Flag State” of the Vessel for the purposes of the Finance Documents;

“Approved Commercial Manager” means for the time being Central Shipping Inc., a company lawfully incorporated and validly existing under the laws of the Republic of the Marshall Islands, or any other person appointed by the Borrower with the consent of the Lender, as the commercial and technical manager of the Vessel (with subcontracting of Technical Management to the Approved Technical Manager), and includes its successors in title;

“Approved Managers” means, for the time being, together, the Approved Commercial Manager and the Approved Technical Manager and “Approved Manager” means either of them, as the context may require;

“Approved Manager’s Undertaking” in relation to the Vessel means a undertaking and subordination to be executed by the relevant Approved Manager, as commercial or, as the case may be, technical manager of the Vessel, in favour of the Lender, such Approved Manager’s Undertaking to be in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented (together, the “Approved Managers’ Undertakings”);

“Approved Shipbrokers” means Golden Destiny, Vessel’s Value (on line), Clarksons, SSY, Breamar ACM, Arrow Shipbroking Group, Fearnleys, Allied Shipbrokers, Howe Robinson or any other first class independent firm of internationally known shipbrokers, proposed by the Borrower and approved by the Lender and in the singular means any of them, as the context may require;

“Approved Technical Manager” means for the time being Central Mare Inc., a company lawfully incorporated and validly existing under the laws of the Republic of the Marshall Islands and having an office established in Greece pursuant to the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof) at 1, Vassilissis Sofias Str. & Meg. Alexandrou Str., Maroussi, Attiki, Greece, or any other person appointed by the Borrower with the consent of the Lender, as the technical manager of the Vessel, and includes its successors in title;

“Assignable Charterparty” means any time or bareboat charterparty (irrespective of the duration of such charterparty) or contract of affreightment, agreement or related document in respect of the employment of the Vessel (including the entry of the Vessel in any pool irrespective of its duration) whether now existing or hereinafter entered into, for a period of more than twelve (12) months to be made between the Borrower or any person, firm or company on its behalf and any charterer (and shall include any addenda thereto), and includes the Clearlake Assignable Charterparty;

“Assignee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender);

“Availability Period” means the period starting on the date hereof and ending on the earlier of:

(a)	the Delivery Date of the Vessel;

(b)	the Termination Date; or

(c)

such earlier date (if any): (i) on which the whole Commitment has been advanced by the Lender to the Borrower, or (ii) on which the Commitment is reduced to zero pursuant to Clauses 3.6 (Market disruption – Non Availability), 9.2 (Consequences of Default – Acceleration), 12.1 (Unlawfulness) or any other Clause of this Agreement;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Banking Day” means any day on which banks and foreign exchange markets in New York, London, Piraeus and Athens and (with respect of the Delivery Date only) S, Korea and in each other country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Lender, are open for the transaction of business of the nature contemplated in this Agreement;

“Basel II Accord” means the ”International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation implementing the Basel II Accord (including the relevant provisions of CRD IV and CRR) to the extent only such law or regulation re-enacts and/or implements the requirement of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or (b) any Basel II Approach adopted by the Lender;

“Basel III Accord” means:

(a)

the agreements on capital requirements, leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III;

“Basel III Regulation” means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation;

“Beneficial Shareholder(s)” means the person or persons disclosed to the Lender by an individual acceptable to the Lender as being the legal and beneficial owner or owners (either directly and/or through companies beneficially owned by such person or persons or members of his/her direct family and/or trusts or foundations of which such person or persons or members of his/her direct family are legal and beneficial owners) of 100% of the shares and voting rights in each of the Borrower and the Approved Managers;

“Borrowed Money” means Financial Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance of documentary credit facilities, (iv) deferred payments for assets or services acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Financial Indebtedness of any person falling within any of sub-paragraphs (i) to (vi) above;

“Borrower” means the Borrower as specified at the beginning of this Agreement;

“Break Costs” means all costs, losses, premiums or penalties incurred by the Lender in the circumstances contemplated by Clause 10.1 (Miscellaneous indemnities), or as a result of it receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 4 (Repayment-Prepayment) or otherwise), or any other payment under or in relation to the Security Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan;

“Builder” means Hyundai Heavy Industries Co., Ltd., a company organized and existing under the laws of Republic of Korea, having its principal office at 1000, Bangeojinsunhwan-doro, Dong-Fu, Ulsan, Korea, and includes its successors in title;

“Builder’s Certificate” means the certificate produced by the Builder evidencing (inter alia) completion of construction of the Vessel;

“Charterparty Assignment” means, in relation to the Vessel, an assignment of the rights of its Owner under the Clearlake Charterparty and after the termination thereof of any other Assignable Charterparty and any guarantee of such Assignable Charterparty executed or to be executed by the Borrower in favour of the Lender and the acknowledgement of notice of the assignment in respect of such Assignable Charterparty to be obtained (on best effort basis by the Borrower) in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented and, “Charterparty Assignments” means all of them;

“Classification” means the classification referred to in the Mortgage registered on the Vessel with the Classification Society or such other classification society as the Lender shall, at the request of the Borrower, has agreed in writing, shall be treated as the Classification Society for the purposes of the Finance Documents;

“Classification Society” means for the purpose of the Finance Documents, the classification society designated in the Mortgage or such other classification society being a generally recognised first class classification society and member of the IACS which the Lender shall, at the request of the Borrower, have agreed upon in writing (such agreement not to be unreasonably withheld);

“Clearlake Assignable Charterparty” means the time charter dated 1 April, 2020 made between the Borrower, as owner and Clearlake Shipping Pte Ltd, of Singapore, as charterers (the “Charterer”), for the time-charter employment of the Vessel of the Borrower, for a period of about three (3) years +1+1 year (at Charterer’s option) at a rate of $33,950 per dayand $34,750 for year 1 of $36,750 , as amended from time to time;

“Commitment” means the amount which the Lender agreed to lend to the Borrower under Clause 2.1 (Commitment to Lend) as reduced by any relevant term of this Agreement;

“Commitment Letter” means the Commitment Letter dated 17th March, 2021 addressed by the Lender to the Corporate Guarantor and accepted by them on 23rd March, 2021, and shall include any amendments or addenda thereto;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any Government Entity or other competent authority, or by any person or persons claiming to be or to represent any Government Entity, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Contract ” means the shipbuilding contract dated 17th December, 2019 made between the Central Group Inc., of Liberia (the “Original Buyer”), as ‘BUYER’, the Builder, as ‘BUILDER’, for the Vessel (Hull No. S866), as novated by a novation agreement dated 1st April, 2020 and made between the Original Buyer, the Borrower, as “NEW BUYER’ and the Builder, as ‘BUILDER’, relating to the construction by the Builder and the sale by the Builder to, and the purchase by, the Borrower of the Vessel, as the same may from time to time is amended and/or supplemented;

“Contract Price” in relation to the Vessel, means Sixty one million seven hundred twenty two thousand Dollars ($61,722,000) (which excludes the cost of the BUYER’s supplied items) or such other lesser or higher sum in Dollars as may be payable by the Borrower to the Builder pursuant to the Contract;

“Corporate Guarantee” means an irrevocable and unconditional guarantee given or, as the context may require, to be given by the Corporate Guarantor in form and substance satisfactory to the Lender as security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement and the Security Documents, as the same may from time to time be amended and/or supplemented;

“Corporate Guarantor” means TOP SHIPS INC., a corporation incorporated in the Republic of the Marshall Islands, having its registered address at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and/or any other person nominated by the Borrower and acceptable to the Lender which may give a Corporate Guarantee, and includes its successors in title;

“Corporate Guarantor’s Controlling Shareholders” means in respect of the Borrower, the person or persons described in the Side letter as being the ultimate legal and beneficial owner or owners (either directly and/or through companies beneficially owned by such person or persons) of at least 50.1% of the voting rights attaching to those shares;

“CRD IV” means:

(i)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated; and

(c)	any other law or regulation which implements Basel III;

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating a Security Interest in favour of the Swap Bank;

“Credit Support Provider” means any person (other than the Borrower) described as such in the Master Agreement;

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended, supplemented or restated;

“Debt Service” in relation to any period means an amount (as conclusively certified by the Lender) which is equal to the aggregate amounts of principal and interest which the Borrower are obliged to pay to the Lender pursuant to this Agreement and the other Security Documents during that period;

“Default” means any means any event or circumstance specified in Clause 9.1 (Events) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Security Documents or any combination of any of the foregoing) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4 (Default Interest);

“Delivery” means the delivery of the Vessel by the Builder to, and the acceptance of the Vessel by, the Borrower pursuant to the Contract;

“Delivery Date” means the date upon which the Delivery of the Vessel occurs;

“Designated Transaction" means a Designated Transaction which fulfils the following requirements:

(a)

it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank which, at the time the Designated Transaction is entered into, is also a Lender and the Borrower's rights under the Master Agreement are subject to the Master Agreement Swap Assignment;

(b)

its purpose is the hedging of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Final Maturity Date; and

(c)

it is designated by the Borrower, by delivery by the Borrower to the Swap Bank of a notice of designation as a Designated Transaction for the purposes of the Finance Documents in the form of the Schedule 7 (Designation Notice) (or in any other form which the Swap Bank approves);

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” (and the sign “$”) means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date, being a Banking Day, requested by the Borrower for the Loan to be made available, or (as the context requires) the date on which the Loan is actually made available;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice) (or in any other form which the Lender approves);

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower and which arise out of the use or operation of the Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable to the Borrower in the event of requisition of that for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that and any other earnings whatsoever due or to become due to the Borrower in respect of that and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever that is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to that;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

“Environmental Affiliate” means any agent or employee of the Borrower or any other Relevant Party or any person having a contractual relationship with the Borrower or any other Relevant Party in connection with any Relevant Ship or her operation or the carriage of cargo thereon;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Relevant Ship required under any Environmental Law;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident,

and “claim” means (i) a claim for damages, compensation, fines, penalties or any other payment of any kind which exceeds $700,000 or the equivalent in any other currency) per Vessel per incident or (ii) one or more claims for damages, compensation, fines, penalties or any other payment of any kind, the subject matter of which exceeds $700,000 (or the equivalent in any other currency) in aggregate, whether such claim or claims are in relation to one or both Vessel and whether resulting from one incident or a series of incidents;

“Environmental Incident” means (i) any release of Material of Environmental Concern from the Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel, the Owner or the Approved Managers (or either of them) is/are actually or allegedly at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and where the Vessel is actually or potentially liable to be arrested as a result and/or where the Borrower or the Approved Managers (or either of them) is/are actually or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any event or circumstance set out in Clause 9.1 (Events) or described as such in any other of the Finance Documents;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:

(a)

all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Lender in connection with the exercise of the powers referred to in or granted by any of the Finance Documents or otherwise payable by the Borrower in accordance with the terms of any of the Finance Documents;

(b)	the expenses referred to in Clause 10.2 (Expenses); and

(c)

interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender from the Borrower and in all other cases, the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Lender);

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the “Code”) or any associated regulations or other associated official guidance;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“Final Maturity Date” means the sixth (6th) anniversary of the Drawdown Date ;

“Finance Documents” means, together, this Agreement, the Master Agreement, the Security Documents, the Side Letter, the Insurance Letter and any other document designated as such by the Lender and the Borrower;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)

under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)

under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Borrower, each period of one (1) year commencing on 1st January thereof in respect of which financial statements referred to in Clause 8.1(f) (Financial statements) are or ought to be prepared;

“First Repayment Date” means the date falling three (3) months from the Drawdown Date;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Group” means together the Borrower, the Corporate Guarantor and their respective direct or indirect Subsidiaries and all other shipping companies now or in the future substantially directly or indirectly owned and/or controlled by same beneficial interests as the Borrower , and “member of the Group” means any member of the Group;

“Insurance Letter” in relation to the Vessel means a letter from the Borrower in the form of Schedule 2 (Form of Insurance Letter);

“Insurances” means:

(a)

all policies and contracts of insurance and reinsurance, policies or contracts(including, without limitation, all entries of the Vessel in a protection and indemnity, hull and machinery, war risks or other mutual insurance association), effected in respect of the Vessel, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)

all rights (including, without limitation, any and all rights or claims which the Borrower owning the Vessel may have under or in connection with any cut-through clause relative to any reinsurance contract relating to the aforesaid policies or contracts of insurance) and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period, provided, however, that if any of the aforesaid dates falls on a day which is not a Banking Day the Borrower shall pay the accrued interest on the first Banking Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Banking Day;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 (Selection of Interest Period) and 3.3 (Determination of Interest Periods);

“ISM Code” means in relation to its application to the Owner, the Vessel and their operation:

(a)

“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)

all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;

as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)

the DOC and SMC issued by a classification society in all respects acceptable to the Lender in its absolute discretion pursuant to the ISM Code in relation to the Vessel within the period specified by the ISM Code;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require by request; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessel’s or each Owner’s compliance with the ISM Code which the Lender may require by request;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;

“Lender” means the Lender as specified in the beginning of this Agreement, and includes its successors in title and transferees;

“Lending Office” means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as the Lending Office by notice to the Borrower;

“LIBOR” means, in relation to the Loan or any part of the Loan:

(a)

the applicable Screen Rate at or about 11.45 a.m. (London time) on the Quotation Day for Dollars and for a period equal in length to the Interest Period then applicable to the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause3.6(d) (Alternative basis of interest or funding),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero;

“Loan” means the aggregate principal amount borrowed by the Borrower in respect of the Commitment or (as the context may require) the principal amount owing to the Lender under this Agreement at any time;

“Major Casualty” means any casualty to the Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount;

“Major Casualty Amount” means Seven hundred thousand Dollars ($700,000) or the equivalent in any other currency;

“Management Agreement” means the management agreement made between the Borrower and the Approved Commercial Manager and the sub-management agreement made between the Approved Commercial Manager and the Approved Technical Manager providing (inter alia) for the relevant Approved Manager to manage the Vessel as therein provided, as amended, supplemented or substituted from time to time (together, the “Management Agreements”);

“MAPI” have the meaning given in Clause 10.9 (MII & MAPI costs);

“Margin” means three per centum (3%) per annum;

“Market Value” means the market value of the Vessel as determined in accordance with Clause 8.5 (Security cover - Valuation of the Vessel);

“Master Agreement” means the Master Agreement (on the 2002 ISDA (Multicurrency - Crossborder) form as modified or any other form of master agreement relating to interest or currency exchange Designated Transactions) made or to be made between the Swap Bank and the Borrower, and includes the Schedule thereto, the Credit Support Annex and all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the Master Agreement and any amending, supplementing or replacement agreements made from time to time;

“Master Agreement Liabilities” means, at any relevant time, all liabilities actual or contingent, present or future, of the Borrower to the Swap Bank under the Master Agreement;

“Master Agreement Swap Assignment” means a security assignment executed or (as the context may require) to be executed by the Borrower in favour of the Lender, in form and substance satisfactory to the Swap Bank, as the same may from time to time be amended and/or supplemented;

“Material Adverse Change” means any event or series of events which, in the opinion of the Lender, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means a material, in the opinion of the Lender, adverse effect on:

(a)	the business, property, assets, liabilities, operations or condition (financial or otherwise) of the Borrower and/or any Security Party;

(b)	the ability of the Borrower and/or any Security Party to (i) comply with or perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity, legality or enforceability of any Finance Document or the rights and remedies of the Lender under any Finance Document;

“Material of Environmental Concern” means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“MII” have the meaning given in Clause 10.9 (MII & MAPI costs);

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means the first priotity/preferred ship mortgage on the Vessel to be executed by the Borrower in favour of the Lender in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Operating Account” means the account to be opened and maintained in the name of the Borrower with the Lending Office or with any other branch of the Lender or any other office of the Lender or with such other bank as may be required by and at the discretion of the Lender pursuant to Clause 13.7 (Relocation of Accounts) and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrower;

“Operating Expenses” means the total operating expenses of the Vessel, including, but not limited to, the expenses for operating, crewing, victualing, insuring, maintaining, repairing and generally trading the Vessel (and if applicable, voyage expenses), the expenses for spares, administration and management of the Vessel (inclusive of the management fees) as well as the reserves that the Owner, acting reasonably, consider necessary for the commercial operation of the Vessel and the costs of intermediate and special surveys and dry docking of the Vessel;

“Operator” means any person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) the Expenses, (c) the Master Agreement Liabilities, (d) all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrower to the Lender pursuant to the Finance Documents, whether actually or contingently, (d) any damages payable as a result of any breach by the Borrower of any of the Finance Documents and (e) any damages or other sums payable as a result of any of the obligations of the Borrower under or pursuant to any of the Finance Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;

“Owner” means the Borrower;

“Party” means a party to this Agreement;

“Permitted Security Interest” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to the Vessel not prohibited by this Agreement;

(e)

liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of the Vessel, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested in good faith by appropriate steps) and, in the case of liens for repair or maintenance, in case the Vessel is put in the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed the Major Casualty Amount provided that (i) either that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on the Vessel or her earnings for the cost of such work or (ii) the previous consent of the Lender shall have been obtained;

(f)

any Security Interest created in favour of a plaintiff, claimant or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such action in good faith by appropriate steps; and

(g)

Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pledged Minimum Liquidity” has the meaning ascribed thereto in Clause 8.1(j) (Pledged Minimum Liquidity);

“Protocol of Delivery and Acceptance” means the protocol of delivery and acceptance in respect of the Vessel executed and delivered or (as the context may require) to be executed and delivered by or on behalf of the Builder and the Borrower, evidencing the delivery and acceptance of the Vessel pursuant to the Contract, such protocol to be in a form satisfactory to the Lender;

“Quotation Day” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the second day before the day on which quotations would ordinarily be given by leading lenders in the London interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Registry” means the offices of such registrar, commissioner or representative of the relevant Approved Flag State who is duly authorised to register the Vessel, the Owner’s title thereto and the Mortgage over the Vessel under the laws and flag of the Approved Flag State;

“Regulatory Agency” means the Government Entity or other organization in the relevant Approved Flag State which has been designated by the government of the relevant Approved Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;

“Related Company” means any company which is under the control of the Corporate Guarantor or any other entity which is a Subsidiary of the Corporate Guarantor and any Subsidiary of any such company or entity (together, the “Related Companies”);

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

“Relevant Party” means the Borrower, the Borrower’ Related Companies, the Corporate Guarantor and the Corporate Guarantor’s Related Companies;

“Relevant Ship” means each of the Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, by any Relevant Party;

“Repayment Date” means each of the dates specified in Clause 4.1 (Repayment) on which the Repayment Instalments shall be payable by the Borrower to the Lender (together, the “Repayment Dates”);

“Repayment Instalment” means each of the instalments which becomes due for repayment by the Borrower to the Lender on a Repayment Date pursuant to Clause 4.1 (Repayment) (together, the “Repayment Instalments”);

“Replacement Benchmark” means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Borrower, generally accepted in the international loan markets as the appropriate successor to a Screen Rate; or

(c)	in the opinion of the Lender and the Borrower, an appropriate successor to a Screen Rate;

“Requisition Compensation” means all compensation or other moneys payable by reason of any Compulsory Acquisition or any arrest or detention of the Vessel in the exercise or purported exercise of any lien or claim;

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes or other restrictive measures adopted, administered, enacted or enforced by any Sanctions Authority, or otherwise imposed by any law or regulation, compliance with which is reasonable in the ordinary course of business of the Borrower, any other Security Party and the Lender or to which the Borrower, any other Security Party and the Lender are subject to (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);

“Sanctions Authority” means:

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the European Union (or the governments of any of its member states);

(d)	the United Kingdom;

(e)	the relevant Approved Flag State; or

(f)

the respective governmental institutions and agencies of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce and Her Majesty’s Treasury;

“Sanctions Restricted Jurisdiction” means any country or territory which is the target of country-wide or territory-wide Sanctions, including as at the date of this Agreement, Iran, Sudan, Syria, Crimea, North Korea and Cuba;

“Sanctions Restricted Person” means a person or Vessel:

(a)

that is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, one or more persons or entities on any list (each as amended, supplemented or substituted from time to time) of restricted entities, persons or organisations (or equivalent) published by a Sanctions Authority;

(b)	that is located or resident in or incorporated under the laws of, or owned or controlled by, a person located or resident in or incorporated under the laws of a Sanctions Restricted Jurisdiction; or

(c)	that is otherwise the target or subject of Sanctions;

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the relevant rate after consultation with the Borrower;

“Screen Rate Replacement Event” means, in relation to a Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender and the Borrower, materially changed;

(b)	(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate;

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate;

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(v)	in the opinion of the Lender and the Borrower, that Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement;

“Security Documents” means:

(a)	this Agreement,

(b)	the Accounts Pledge Agreement,

(c)	the Approved Manager’s Undertakings,

(d)	the Corporate Guarantee,

(e)	the General Assignment,

(f)	the Mortgage,

(g)	the Master Agreement Swap Assignment,

(h)	the Charterparty Assignment,

(i)

and any other agreement or document (whether creating an Security Interest or not) that may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or secure all or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrower to the Lender pursuant to this Agreement and any other moneys from time to time owing or payable by the Borrower under or in connection with this Agreement and/or any of the other documents referred to in this definition, as each such document may from time to time be amended and/or supplemented, and “Security Document” means any of them as the context may require;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating), pledge, hypothecation, assignment or any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)

any trust arrangement or other economic arrangement or structure the effect of which is to create a security interest of any kind (including without limitation title transfer and/or retention arrangements having a similar effect);

“Security Party” means the Borrower, the Corporate Guarantor, and any other person (other than the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”, and “Security Parties” means any or all of them as the context may require;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrower, the Security Parties and the other Creditors that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document; and

(c)

neither the Borrower nor any Security Party has any future or contingent liability under Clauses 10 (Indemnities, Expenses, Fees), or 5.1 (No set-off or Counterclaims) or any other provision of this Agreement or another Finance Document;

“Security Requirement” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrower) which is at any relevant time at least one hundred and twenty five percent (125%) of the aggregate of (i) the Loan and (ii) the Swap Exposure;

“Security Value” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which, at any relevant time is during the Security Period, the aggregate of (i) the Market Value of the Vessel as most recently determined in accordance with Clause 8.5(b) (Valuation of the Vessel) and (ii) the market value of any additional security provided under Clause 8.6(a) (Security shortfall-Additional security) and accepted by the Lender (if any);

“Side Letter” means a letter to be executed by the persons referred to therein and addressed to the Lender in form and substance satisfactory to the Lender;

“SMC” means a safety management certificate issued in respect of the Vessel in accordance with rule 13 of the ISM Code;

“Subsidiary” of a person means any other person directly or indirectly controlled by such person;

“Swap Bank” means the Lender acting through its Lending Office or any other nominated office or branch as counter party in any Designated Transaction, or any successor;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars (or such other currency, if such currency is permitted and specified under the relevant Designated Transactions) which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e)(i) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and imposed on the net income of the Lender) and “Taxation” shall be construed accordingly;

“Termination Date” means the 30th day of June, 2021;

“Total Loss” means:

(a)	actual, constructive, compromised or arranged total loss of the Vessel; or

(b)	the Compulsory Acquisition of the Vessel; or

(c)

the condemnation, capture, seizure, confiscation, arrest or detention of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity, unless the Vessel be released and restored to the Borrower from such condemnation, capture, seizure, confiscation arrest or detention or within one hundred eighty (180) days after the occurrence thereof; and

(d)

the hijacking, capture, seizure or confiscation of the Vessel arising as a result of a piracy or related incident unless the Vessel be released and restored to the Borrower from such hijacking, capture, seizure or confiscation within one hundred eighty (180) days after the occurrence thereof;

"Total Loss Date" means,:

(a)	in the case of an actual loss of the Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Vessel, the earlier of:

(i)	one hundred eighty (180) days after the date on which notice of abandonment is given to the insurers; and

(ii)

the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning the Vessel with the Vessel's insurers in which the insurers agree to treat the Vessel as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred;

“Transaction” has the meaning given in the Master Agreement;

“Transferee” has the meaning ascribed thereto in Clause 14.3 (Assignment by the Lender);

“Underlying Documents” means the Contract and the Management Agreement and “Underlying Document” means any of them, as the context may require; and

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“US” means the United States of America;

“US Tax Obligor” means:

(a)	a Security Party which is resident for tax purposes in the US; or

(b)	a Security Party some or all whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

“Vessel” means the approximately 158,000 dwt class crude oil carrier to be built by the Builder and sold by the Builder to the Borrower in accordance with the provisions of the Contract, which is identified during construction as Hull Number S866, to be registered after her Delivery in the ownership of the Borrower through the Registry under the laws and flag of the Republic of the Marshall Islands with the name “ECO MALIBU”, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel; and

“Write-down and Conversion Powers” means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.3	Interpretation

In this Agreement:

(a)

subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Finance Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(b)	where the context so admits, words in the singular include the plural and vice versa;

(c)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words;

(d)

references to (or to any specified provisions of) a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally, whether before the date of this Agreement or otherwise;

(e)

references to Clauses and Schedules are to be construed as references to the Clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include all the terms of that Finance Document and any Schedules, Annexes or Appendices thereto, which form an integral part of same;

(f)

references to the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender, and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Borrower;

(g)

references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental or intergovernmental body, agency, authority, central bank or government department or any self regulatory or other national or supra-national authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(h)	references to any person include such person’s assignees and successors in title; and

(i)	references to or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise.

1.4	Construction of certain terms

In this Agreement:

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

"continuing", in relation to any Default or any Event of Default, means that the Default or the Event of Default has not been remedied or waived;

“control” of an entity means:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(iii)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; or

(b)

the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over the share capital shall be disregarded in determining the beneficial ownership of such share capital);

and “controlled” shall be construed accordingly;

“document” includes a deed; also a letter or fax;

“gross negligence" means a form of negligence which is distinct from ordinary negligence, in which the due diligence and care which are generally to be exercised have been disregarded to a particularly high degree, in which the plainest deliberations have not been made and that which should be most obvious to everybody has not been followed;

“guarantee” means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness and “guaranteed” shall be construed accordingly;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“person” includes any individual, firm, company, corporation, unincorporated body of persons or any state, political sub-division or any agency thereof and local or municipal authority and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks (including oil pollution and freight, demurrage and defence cover) covered by a protection and indemnity association which is a member of the International Group of P&I Clubs (including, without limitation, the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of Clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or (with respect to insurances commencing on or after (1/11/95)) the Institute Time Clauses (1/11/95) which may be insured by entry with such association or any equivalent provision);

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;

“right” means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

"war risks" includes the risk of mines, piracy, blocking and trapping, missing vessel, confiscation, war P&I and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83); and

“liquidation”, “winding up”, “dissolution”, or “administration” of person or a “receiver” or “administrative receiver” or “administrator” in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

1.5	Headings

In interpreting a Finance Document or any provision of a Finance Document, all Clause, sub-Clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.6	Same meaning

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.7	Inconsistency

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.8	Finance Documents

Where any other Finance Document provides that Clause 1.3 (Interpretation) and Clause 1.4 (Construction of certain terms), shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Security Party shall apply to that Finance Document as if set out in it but with all necessary changes.

2.	THE LOAN

2.1	Commitment to lend

The Lender, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 (Representations and warranties) and in each of the Security Documents, agrees to lend to the Borrower, as Borrower, by way of one (1) Advance, and upon and subject to the terms of this Agreement the amount specified in Clause 1.1 (Amount and Purpose) and the Borrower shall apply all amounts borrowed under the Commitment in accordance with Clause 1.1 (Amount and Purpose).

2.2	Drawdown Notice irrevocable

A Drawdown Notice must be signed by a director or a duly authorised attorney-in-fact of the Borrower and shall be effective on actual receipt thereof by the Lender and, once served, it, subject as provided in Clause 3.6 (Market disruption – Non Availability), cannot be revoked without the prior consent of the Lender.

2.3	Drawdown Notice and commitment to borrow

Subject to the terms and conditions of this Agreement, the Loan shall be made to the Borrower following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10:00 a.m. (London time) on the second Banking Day before the date on which the drawdown is intended to be made.

2.4	Number of Advances agreed

The Loan shall be advanced to the Borrower in one (1) Advance and after the advance of the Loan any amount undrawn under the Commitment shall be cancelled and may not be borrowed by the Borrower at a later date.

2.5	Amount, Timing, limitation and purpose of the Loan

(a)

The Loan: The Loan shall be made to the Borrower in (1) Advance in an amount up to the lesser of (i) Dollars $38,000,000 representing 62% of the Contract Price of the Vessel and (b) 62% of the of the Market Value of the Vessel, as determined in accordance with Clause 11.3 (Valuation of Vessel) by valuation of the Vessel obtained maximum twenty (20) days prior to the Drawdown Date.

(b)	Application: The Borrower shall procure that:

(i)	the proceeds of the Loan shall be applied wholly in or towards payment to the Builder of the installment relating to the Delivery of the Vessel under the Contract;

(ii)

such payment to be effected by telegraphic transfer to the Builder’s bank for the account of the Builder in accordance with the terms of the Contract, subject always to the provisions of Clause 7.2 (Conditions precedent to the making of the Commitment).

(c)	Availability Period: No Advance may be drawn down after the last day of the Availability Period.

(d)

Conditions precedent: Drawdown of the Loan is subject to (i) fulfillment to the Lender's satisfaction of all of the relevant conditions precedent, (ii) nο Event of Default having occurred and being continuing and (iii) nο Event of Default shall occur as a result of the drawdown of the Loan. Thus, in relation to drawdown of the Loan, if any such Condition Precedent has not been fulfilled to the Lender’s satisfaction or any such Event of Default has occurred or any Event of Default shall occur as a result of the drawdown of the Loan and whilst the same is continuing, the Loan shall not be available for drawing. However, the Lender may, in its absolute discretion and by notice to the Borrower, waive compliance with any condition precedent or the occurrence of an Event of Default prior to disbursement, provided, always, that the Borrower hereby covenants in those circumstances to comply with such condition precedent or, as the case may be, to remedy such Event of Default within any period specified in such notice or subsequently notified to the Borrower, and failure to do so shall be deemed to constitute an Event of Default hereunder.

2.6	Disbursement of the Loan

(a)	Upon receipt of a Drawdown Notice in respect of the Loan complying with the terms of this Agreement:

(i)

the Lender shall on the date which is the third Business Day (as such term is defined in the Contract) or such other date as may be agreed in the Contract (the “deposit date”) before the date (the “expected Delivery Date”) upon which the Drawdown Notice indicates that the Loan is to be made, pay an amount equal to the Loan to an account (the “deposit account”) in the Lender’s name and/or to the order of the Lender, to be held in a suspence account in the name and to the order of the Lender with the Builder’s bank in accordance with the relevant clause of the Contract (hereinafter the “Builder’s Bank”);

(ii)

the principal amount (the “deposited amount”) of such funds will only be released to the Builder strictly in accordance with the Lender’s instructions set out in the SWIFT payment instructions (together herein, the “SWIFT Instructions”) of the Lender to the Builder’s Bank;

(iii)	the deposited amount so released may be used only for payment to the account of the Builder in satisfaction of the balance of the Contract Price of the Vessel ; and

(iv)	in the event that:

aa)	none of the said amount so remitted is released (whether on the expected Delivery Date or thereafter) in accordance with the SWIFT instructions or any part thereof is not so released, or

bb)

the Builder’s Bank fails to remit (or to order the remittance, as applicable) the said amount and any earned interest to the Operating Account and/or any other account designated by the Lender in accordance with the SWIFT Instructions:

(1) the continued failure of the Builder’s Bank to comply with the SWIFT instructions shall be deemed to be an Event of Default for the purposes of this Agreement and (2) the Borrower shall forthwith upon demand by the Lender pay to the Lender such amounts that may be certified by the Lender as being the amount required to indemnify the Lender in respect of any cost of funding to the Lender in relation to the deposited amount from the date of payment thereof to the Builder’s Bank to the date of disbursement of the deposited amount to the Builder or the refund of the deposited amount to the Lender less the amount (if any) of the earned interest received by the Lender from the Builder’s Bank.

(v)

Without prejudice to the obligations of the Borrower to indemnify the Lender on demand, the Lender shall in good faith take proper steps diligently to seek recovery of the deposited amount from the Builder’ s Bank (provided that prior to taking such action the Borrower shall have agreed to indemnify the Lender for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements incurred) and if the Lender shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Clause 2.6(a)(iv)) the Lender shall, so long as no Event of Default has occurred and is continuing, pay to the Borrower the amount so recovered after subtracting any tax suffered or incurred thereon or Expenses incurred by the Lender.

(vi)

The Lender shall have no liability whatsoever to the Borrower or any other person for any loss caused by the Builder’s Bank’s failure for any reason whatsoever to remit the said amount and any earned interest to the designated account or to comply fully in accordance with the SWIFT Instructions.

(vii)

Any amounts remitted by the Builder’s Bank to the Lender and returned pursuant to this Clause 2.6 will be applied as follows, and express authority is hereby given by the Borrower to the Lender to make such application, in case the purchase of the Vessel has been canceled or delayed these amounts shall be applied in or towards prepayment of the Outstanding Indebtedness in full, and the remaining amount (if any) shall be freely available to the Borrower;

(viii)	provided that if any such amount so returned is not a part of the amount of the Loan but part of the Borrower’s equity such amount shall be freely available to the Borrower.

The provisions of Clause 4.5 (Amounts payable on prepayment) shall apply to any prepayment of the Loan made under this Clause 2.6.

2.7	Disbursement

Upon receipt of a Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7 (Conditions precedent), on the date specified in that Drawdown Notice, make the Loan available to the Borrower, and payment to the Borrower shall be made to the account which the Borrower specify in that Drawdown Notice. The Borrower acknowledges that payment of the Loan proceeds to the Builder in accordance with Clause 5.2 (Payment by the Lender) shall satisfy the obligation of the Lender to lend the Loan to the Borrower under this Agreement.

2.8	Application of proceeds

Without prejudice to the Borrower’ obligations under Clause 8.1(d) (Use of Loan proceeds), the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement and shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.

2.9	Termination date of the Commitment

Any part of the Commitment undrawn and uncancelled at the end of the Availability Period or, as the case may be, the Termination Date shall thereupon be automatically cancelled.

2.10	Evidence

It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive binding and full evidence, save for manifest error, on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.6(d) (Valuation of Additional Security), the payment or non payment of any amount. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.

2.11	Cancellation

The Borrower shall be entitled to cancel any undrawn part of the Commitment under this Agreement at no cost and without any penalty upon giving the Lender not less than five (5) Banking Days’ notice in writing to that effect, provided that no Drawdown Notice has been given to the Lender under Clause 2.3 (Drawdown Notice and commitment to borrow) for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrower and provided further that the Arrangement Fee and Commitment Commisssion have duly paid by the Borrower to the Lender as provided in Clause 10.14 (Arrangement Fee and Commitment Commission). Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.11 the Borrower shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clause 10 (Indemnities - Expenses – Fees).

2.12	No security or lien from other person

The Borrower has not taken or received, and the Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrower under this Agreement and the Security Documents have been paid in full, the Borrower will not take or receive, any security or lien from any other person liable or for any liability whatsoever.

2.13	Disbursement of Commitment to Builder’s Bank

(a)

Notwithstanding the foregoing provisions of this Clause 2, in the event that the Commitment is required to be drawn down prior to the satisfaction of the requirements of Clause 7 (Conditions precedent) and remitted to the Builder’s Bank in accordance with relevant clause of the Contract (the “Builder’s Bank”), the Lender may in its absolute discretion agree to remit such amount to the Builder’s Bank prior to the satisfaction of the requirements of Clause 7 (Conditions precedent)  expressly subject to the following conditions:

(i)

such amount is remitted to the Builder’s Bank to be held by it in the Lender’s name (the “deposit account”) and to the order of the Lender or otherwise to a suspense account to the order of the Lender;

(ii)

the principal amount (the “deposited amount”) of such funds will only be released to the Builder strictly in accordance with the Lender’s instructions set out in the SWIFT MT199 with payment instructions (herein, the “SWIFT Instructions”) of the Lender to the Builder’s Bank which accompanied the SWIFT MT103 relevant to the remittance of the amount or any follow-up SWIFT MT199;

(iii)	the deposited amount so released may be used only for payment to the account of the Builder with the Builder’s Bank in satisfaction of the balance of the Contract Price of the Vessel; and

(iv)	in the event that:

aa)	none of the said amount so remitted is released (whether on the expected Delivery Date or thereafter) in accordance with the SWIFT instructions or any part thereof is not so released; and

bb)

the Builder’s Bank fails to remit the said amount and any earned interest (if any) to the Operating Account of the Borrower and/or any other account designated by the Lender in accordance with the SWIFT Instructions:

(1) the continued failure of the Builder’s Bank to comply with the SWIFT instructions shall be deemed to be an Event of Default for the purposes of this Agreement and (2) the Borrower shall forthwith upon demand by the Lender pay to the Lender such amounts that may be certified by the Lender as being the amount required to indemnify the Lender in respect of the cost to the Lender of funding the deposited amount from the date of payment thereof to the Builder’s Bank to the date of disbursement of the deposited amount to the Builder or the refund of the deposited amount to the Lender less the amount (if any) of the earned interest received by the Lender from the Builder’s Bank. For this purpose, the cost of the Lender funding the deposited amount shall be deemed to be interest at a rate equal to the aggregate of (i) the Margin and (ii) LIBOR for comparable deposits on a call (day to day) basis.

(b)

Without prejudice to the obligations of the Borrower so to indemnify the Lender on demand, the Lender shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Builder’s Bank provided that prior to taking such action the Borrower shall have agreed to indemnify the Lender for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Lender shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Clause 2.13(a)(iv)) the Lender shall, so long as no Event of Default has occurred and is continuing, pay to the Borrower the amount so recovered after subtracting any tax suffered or incurred thereon or Expenses incurred by the Lender.

(c)

The Lender shall have no liability whatsoever to the Borrower or any other person for any loss caused by the Builder’s Bank’s failure for any reason whatsoever to remit the said amount and any earned interest to the designated account or to comply fully in accordance with the SWIFT Instructions.

(d)

Following the acquisition of the Vessel and save that no Event of Default exists under this Agreement, any amounts remitted by the Builder’s Bank to the Lender and returned pursuant to this Clause 2.13 will be applied in or towards prepayment of the Loan pursuant to Clause 4.2 (Voluntary prepayment), provided that if any such amount so returned is not a part of the amount of the Loan but part of the Borrower’s equity such amount shall be freely available to the Borrower.

(e)	The provisions of Clause 4.4 (Amounts payable on prepayment) shall apply to any prepayment of the Loan made under this Clause 2.13.

2.14	Hedging Strategy-Swap Designated Transactions

(a)

If, at any time during the Facility Period, the Borrower wish to enter into any Designated Transaction so as to hedge all or any part of its exposure under this Agreement to interest rate fluctuations), it shall advise the Lender in writing requesting the Lender’s consent, and no such transaction shall be concluded without the Lender’s prior written consent.

(b)

Any such Designated Transaction shall be entered into pursuant to the hedging strategy discussed with the Lender pursuant to Clause 2.14(a) and shall be concluded with the Swap Bank under the Master Agreement, provided, however, that no such swap Designated Transaction or such other derivative transaction shall be concluded with any other counterparty (other than the Lender) unless the Lender first agrees to it in writing. If and when any such Designated Transaction derivative transaction or instrument has been concluded or executed with the Swap Bank, it shall constitute a Designated Transaction, and the Borrower shall sign a Confirmation with the Swap Bank.

3.	INTEREST

3.1	Normal Interest Rate

The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) LIBOR for that Interest Period, unless there is an Alternative Rate in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) the Alternative Rate.

3.2	Selection of Interest Period

(a)

Notice: The Borrower may by notice received by the Lender not later than 10:00 a.m. (London time) on the second Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods) below) whether such Interest Period shall have a duration of one (1) or two (2) or three (3) months (or such other period as may be requested by the Borrower and as the Lender, may agree to). subject to market availability;

(b)

Non-availability of matching deposits for Interest Period selected: If, after the Borrower by notice to the Lender have selected an Interest Period longer than three (3) months, the Lender notifies the Borrower on the same Banking Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of such duration as the Lender may advise the Borrower in writing.

3.3	Determination of Interest Periods

Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrower pursuant to Clause 3.2 (Selection of Interest Periods) but so that:

(a)

Initial Interest Period: the initial Interest Period applicable to the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the preceding Interest Period;

(b)	Last Interest Period: the last Interest Period in respect of the Loan will terminate on the Final Maturity Date ;

(c)

Interest tranches: if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates, the Loan shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on that Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Period) and the other provisions of this Clause 3.3;

(d)

Failure to notify: if the Borrower fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Period) and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be shall be agreed between the Lender and the Borrower provided, always, that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3; and

(e)

Interest Period not readily available: if the Lender determines that the duration of an Interest Period specified by the Borrower in accordance with Clause 3.2 (Selection of Interest Period) is not readily available, then that Interest Period shall have such duration as the Lender, may determine;

provided, always, that:

(i)

any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Banking Day of the calendar month during which such Interest Period is due to end; and

(ii)

if the last day of an Interest Period is not a Banking Day the Interest Period shall be extended until the next following Banking Day unless such next following Banking Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Banking Day.

3.4	Default Interest

(a)

Default interest: If the Borrower fail to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Finance Documents, the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2%) per annum, (ii) the Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 (Consequences of Default – Acceleration) or a prepayment pursuant to Clauses 4.2 (Voluntary Prepayment), 4.3 (Mandatory Prepayment), 12.1 (Unlawfulness) and 12.2 (Increased Cost) on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6 (Market disruption – Non Availability), the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of (i) the Margin and (ii) the Alternative Rate.

(b)	Compounding of default interest: Any such interest which is not paid at the end of the period by reference to which it was determined shall be compounded every 6 months and shall be payable on demand.

(c)

Application to Master Agreement: For the avoidance of doubt, this Clause 3.4 does not apply to any amount payable under any Master Agreement in respect of any continuing Designated Transaction in respect of that Master Agreement as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

3.5	Notification of Interest and interest rate

The Lender shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion. In case that the Lender fails to notify the Borrower as above, such failure will not affect the validity of the determination of the Interest Period and Interest Rate made pursuant to this Clause 3 and neither constitute nor will be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.

3.6	Market disruption – Non Availability

(a)

Market Disruption Event - Notification: If and whenever, at any time prior to the commencement of any Interest Period, the Lender (in its discretion) shall have determined (which determination shall be conclusive in the absence of manifest error) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Lender shall forthwith give notice thereof (a “Determination Notice”) to the Borrower stating the circumstances falling within Clause 3.6(c) (Meaning of “Market Disruption Event”) which have caused its notice to be given and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan (or the relevant part thereof) from whatever source it may select.

(b)

Suspension of drawdown: If the Determination Notice is given before the Commitment (or a part thereof) is advanced, the Lender's obligation to make the Commitment (or a part thereof) available shall be suspended while the circumstances referred to in the Determination notice continue.

(c)	Meaning of “Market Disruption Event”: In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period no Screen Rate is available for LIBOR for Dollars; and/or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of the Screen Rate for such Interest Period; and

(iii)

before close of business in London on the Quotation Day for the relevant Interest Period, deposits in Dollars are not available to the Lender in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for such Interest Period.

(d)	Alternative basis of interest or funding:

(i)

If a Market Disruption Event occurs and the Lender or the Borrower so require, the Lender and the Borrower shall enter into negotiations and use reasonable endeavours to agree (for a period of not more than seven (7) days (the “Negotiation Period”)) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.

(ii)	Any alternative basis agreed pursuant to paragraph (i) above shall be binding on the Lender and all Security Parties.

(e)

Alternative basis of interest in absence of agreement: If the Lender and the Borrower will not enter into negotiations as provided in Clause 3.6(d)(i) or if an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set the following Interest Period and an interest rate representing the cost of funding of the Lender in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Lender, the Lender shall continue to set the following Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period.

(f)

Notice of prepayment: If the Borrower does not agree with an interest rate set by the Lender under Clause 3.6(e) (Alternative basis of interest in absence of agreement), the Borrower may give the Lender not less than 5 Banking Days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

(g)

Prepayment; termination of Commitment: A notice under Clause 3.6(f) (Notice of prepayment) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender, the Borrower, if the Commitment has already been advanced, shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the balance of the Outstanding Indebtedness or, if the Commitment has not been advanced, the Commitment shall be reduced to zero and no Advance shall be made to the Borrower under this Agreement thereafter.

(h)	Application of prepayment: The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

3.7	Replacement of Screen Rate

(c)	If a Screen Rate Replacement Event has occurred in relation to the Screen Rate for dollars, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Benchmark in relation to that currency in place of that Screen Rate ; and

(ii)

(1)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(2)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(3)	implementing market conventions applicable to that Replacement Benchmark;

(4)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(5)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrower.

3.8	Interest rate hedging

The execution of the Master Agreement does not commit the Swap Bank to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can then be agreed at the relevant time.

4.	REPAYMENT - PREPAYMENT

4.1	Repayment

The Borrower shall and it is expressly undertaken by the Borrower to repay the Loan by (i) twenty four (24) consecutive quarterly Repayment Instalments to be repaid on each of the Repayment Dates, so that the first be repaid on the First Repayment Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 24th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) a balloon instalment in the amount of Dollars Twenty one million five hundred thousand ($21,500,000) which shall be payable together with the last (the 24th) Repayment Instalment on the Final Maturity Date; subject to the provisions of this Agreement the amount of each such Repayment Instalment shall be as follows:

(a)	1st to 12th (both incl.) Dollars Seven hundred fifty thousand ($750,000); and

(b)	13th to 24th (both incl.) Dollars Six hundred twenty five thousand ($625,000);

Provided, always, that (i) if the last Repayment Date would otherwise fall after the applicable Final Maturity Date, such last Repayment Date shall be the applicable Final Maturity Date, (ii) in the event that the Commitment is not drawn down in full by the last day of the Availability Period, the amount of each of the Repayment Instalments and the Balloon Instalment shall be proportionally reduced, (iii) there shall be no Repayment Dates after the Final Maturity Date, (iv) on the last Final Maturity Date the Borrower shall also pay to the Lender any and all other monies then payable under this Agreement and the other Security Documents, and (v) if any of the Repayment Instalments or any other repayment instalment shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day, unless such Banking Day falls in the next calendar month, in which event such due date shall be the immediately preceding Banking Day.

4.2	Voluntary Prepayment

The Borrower shall have the right, to prepay without penalty or prepayment fee part or all of the Loan, in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Lender hereunder or pursuant to the other Finance Documents and all interest accrued thereon, provided that:

(a)

the Lender shall have received from the Borrower not less than five (5) day’s prior notice in writing (which shall be irrevocable) of their intention to make such prepayment and specify the amount to be prepaid and the date on which such prepayment is to be made;

(b)	such prepayment may take place only on the last day of an Interest Period relating to the whole of the Loan;

(c)	each such prepayment shall be equal to One hundred thousand Dollars ($100,000) or a whole multiple thereof or the balance of the Loan;

(d)	any prepayment of less than the whole of the Loan will be applied in or towards repayment of the remaining Repayment Instalments pro-rata;

(e)	every notice of prepayment shall be effective only on actual receipt by the Lender, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;

(f)

the Borrower have provided evidence satisfactory to the Lender that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrower or any Security Party has been complied with;

(g)	no amount prepaid may be re-borrowed; and

(h)	the Borrower may not prepay the Loanor any part thereof or the Loan save as expressly provided in this Agreement;

Provided always that if the Borrower shall, subject always to Clause 4.2(a), make a prepayment on a Banking Day other than the last day of an Interest Period in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

4.3	Mandatory Prepayment

The Borrower shall be obliged to prepay the Outstanding Indebteness in full on the relevant Prepayment Date (as hereinafter defined) (the "Prepayment "), in the following cases:

(a)

Prior to the advancing of the Loan: on the Vessel becoming a Total Loss or being sold, the obligation of the Lender to make available the Commitment (or any part thereof) to the Borrower shall immediately cease and the Commitment shall be reduced to zero and as a result of which the Commitment shall not be made available to the Borrower; or

(b)	After the Loan has been made:

(i)

Total Loss of the Vessel: On the Vessel becoming a Total Loss, then on the Prepayment Date, the Borrower shall pay to the Lender the the Outstanding Indebtedness in fulltogether with all sums payable by the Borrower to the Lender under Clause 4.5 (Amounts payable on prepayment) and the Borrower shall thereupon be obliged to make such repayment of the the Outstanding Indebtedness.

(ii)

Sale or refinance of the Vessel: In the event of a sale or other disposal of the Vessel or if the Borrower requests the Lender’s consent for the discharge of the Mortgage on the Vessel due to refinancing of the Vessel by any other bank or financial institution, the Borrower shall prepay to the Lender the the Outstanding Indebtedness in full on the Prepayment Date together with all sums payable by the Borrower to the Lender under Clause 4.5 (Amounts payable on prepayment) and the Borrower shall thereupon be obliged to make such prepayment of the Outstanding Indebtedness.

AND for the purpose of this Clause 4.3:

"Prepayment Date" means:

(i)

if the Vessel becomes a Total Loss, on the earlier of: (i) the date falling 180 days after the Total Loss Date (or such later date as the Lender may agree) and (ii) the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss; and

(ii)

if the Vessel is sold, a date falling on or before the date on which the sale is completed by delivery of the Vessel to its buyer or, in the case of refinancing, the date on which the Lender discharges the Mortgage registered over the Vessel;

Provided, however, that the Borrower may not sell or enter into any agreement to sell or otherwise dispose of the Vessel without the prior written consent of the Lender (such consent not to be unreasonably withheld), unless no Event of Default has occurred and is continuing or will, on completion of such sale, occur and be continuing and provided, further, that the Lender is satisfied that on or immediately after the delivery of the Vessel to the relevant purchaser, the net sale proceeds of the Vessel will be not less than the amount of the Outstanding Indebtedness at the relevant time.

(c)

Notification: The Lender shall promptly notify to the Borrower the total additional amounts payable pursuant to the foregoing provisions of this Clause 4.3 and Clause 4.5 (Amounts payable on prepayment) within 30 days of the Vessel becoming a Total Loss and in the case of sale or other disposal or refinancing of the Vessel, prior to the expected date of completion of such sale or refinancing, and the Borrower shall be obliged to make such repayment of the Outstanding Indebtedness in full.

(d)	In all the above cases, the Borrower undertakes to channel all sale proceeds through the Lender.

4.4	Application by the Lender in case of mandatory prepayment

Any amount prepaid in accordance with Clause 4.3 (Mandatory Prepayment), which is less than the whole of the Outstanding Indebtedness, will be applied by the Lender in or towards prepayment/reduction of the Tranch relative to the Vessel so lost, sold or refinanced.

4.5	Amounts payable on prepayment

Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)

accrued interest on the prepaid amount to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 (Market disruption – Non Availability) at a rate equal to the aggregate of the Margin and the cost to the Lender of funding the Loan);

(b)	any additional amount payable under Clause 5.4 (Gross Up);

(c)

all other sums payable by the Borrower to the Lender under this Agreement or any of the other Finance Documents including, without limitation, any amounts payable under Clause 10 (Indemnities - Expenses – Fees); and

(d)

in relation to any prepayment made on a date other than an Interest Payment Date in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

5.	PAYMENTS, TAXES AND COMPUTATION

5.1	Payment - No set-off or Counterclaims

(a)

The Borrower hereby acknowledges that in performing obligations under this Agreement, the Lender will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Lender and that it is reasonable for the Lender to be entitled to receive payments from the Borrower gross on the due date in order that the Lender is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and/or any of the other Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.4 (Gross Up), free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:

(i)

in Dollars (except for charges or expenses which shall be paid in the currency in which they are incurred), not later than 10:00 a.m. (London time) on the Banking Day (in Piraeus, Athens, London and New York City) on which the relevant payment is due under the terms of this Agreement; and

(ii)

to such account and at such bank as the Lender may from time to time specify for this purpose by written notice to the Borrower, reference: “ATHENEAN Empire Inc./Loan Agreement dated: 6th May, 2021” provided, however, that the Lender shall have the right to change the place of account for payment, upon five (5) Banking Days’ prior written notice to the Borrower.

(b)

If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrower may request and the Lender may agree to alternative arrangements for the payment of the amounts due by the Borrower to the Lender under this Agreement or the other Finance Documents.

5.2	Payment by the Lender

All sums to be advanced by the Lender to the Borrower under this Agreement shall be remitted in Dollars on the Drawdown Date to the account specified in the Drawdown Notice .

5.3	Payments on Banking Days

All payments due shall be made on a Banking Day. If the due date for payment (other than under the Master Agreement) falls on a day which is not a Banking Day, that payment due shall be made on the immediately following Banking Day unless such Banking Day falls in the next calendar month, in which case payments shall fall due and be made on the immediately proceeding Banking Day.

5.4	Gross Up

(a)

If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings (other than a FATCA Deduction), the Borrower shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings. The Borrower shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings (other than a FATCA Deduction), forward to the Lender official receipts and any other documentary receipts and any other documentary evidence required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding (other than a FATCA Deduction). The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

(b)

For the avoidance of doubt, Clause 5.3(a) does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement in respect of any continuing Designated Transaction as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

5.5	Mitigation

If circumstances arise which would result in an increased amount being payable by the Borrower under this Clause then, without in any way limiting the rights of the Lender under this Clause, the Lender shall, if so requested by the Borrower, use reasonable endeavours to transfer the obligations, liabilities and rights under this Agreement and the other Security Documents to another office or financial institution not affected by the circumstances, but the Lender shall be under no obligation to take any such action if in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition on the Lender; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation of the Lender; or

(c)	involve the Lender in any expense (unless indemnified to its satisfaction) or tax disadvantage.

5.6	Tax credits

If the Lender receives for its own account a repayment or credit in respect of tax on account for which the Borrower has made an increased payment under Clause 5.4 (Gross-up), the Lender shall advise the Borrower of such repayment or credit and pay to the Borrower a sum equal to the repayment or credit received, provided, always, that:

(a)

nothing in this Clause shall oblige the Lender to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;

(b)

nothing in this Clause shall oblige the Lender to make a payment which exceed any repayment or credit in respect of tax on account of which the Borrower has made an increased payment under this Clause; and

any allocation or determination made by the Lender under or in connection with this Clause shall be binding on the Borrower

5.7	Loan Account

All sums advanced by the Lender to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Lender in accordance with its usual practices in the name of the Borrower. The Lender may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.

5.8	Computation

All interest and other payments (other than under the Master Agreement) payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Continuing representations and warranties

The Borrower represents and warrants to the Lender that;

(a)

Due Incorporation/Valid Existence: the Borrower and the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate Vessel, or, as the case may be, manage Vessel, as well as to undertake the obligations which such Security Party has undertaken or shall undertake pursuant to the Finance Documents and does not have a place of business in the United Kingdom or the United States of America;

(b)

Due Corporate Authority: the Borrower and the other corporate Security Parties has power to execute, deliver and perform its obligations under the Finance Documents and the Underlying Documents to which is or is to be a party and to borrow the Commitment, to enter into Designated Transactions under each Master Agreement, and each of the other Security Parties has power to execute and deliver and perform its/his obligations under the Finance Documents and the Underlying Documents to which it/he is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;

(c)

No litigation: no litigation or arbitration, tax claim or legal or administrative action or proceeding (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) involving a potential liability of the Borrower or any other Security Party in sums exceeding $700,000 per Borrower or any other Security Party is current or pending or (to its or its officers’ knowledge) threatened against the Borrower or any other Security Party, which, if adversely determined, would have a Material Adverse Effect;

(d)

No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents and the Underlying Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrower or any other Security Party to create any Security Interest (other than a Permitted Security Interest) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party;

(e)

Financial Condition: to the knowledge of the officers/directors or shareholders of the Borrower the financial condition of the Borrower and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;

(f)

No Immunity: neither the Borrower nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(g)

Shipping Company: each of the Borrower and the Approved Managers is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;

(h)

Licences/Authorisation: every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents and the Underlying Documents or the performance by each Security Party of its obligations under the Finance Documents and the Underlying Documents to which such Security Party is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrower are aware;

(i)

Perfected Securities: when duly executed, the Finance Documents will create a perfected security interest in favour of the Lender, with the intended priority, over the assets and revenues intended to be covered, valid and enforceable against the Borrower and the other Security Parties;

(j)

No Notarisation/Filing/Recording: save for the registration of the Mortgage in the appropriate shipping Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Finance Documents and the Underlying Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Finance Documents or any Underlying Documents;

(k)

Validity and Binding effect: the Finance Documents and the Underlying Documents constitute (or upon their execution - and in the case of the Mortgage upon its registration at the appropriate Registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Finance Documents or the security thereby created;

(l)

Valid Choice of Law: the choice of law agreed to govern this Agreement and/or any other Finance Document and/or each of the Underlying Documents and the submission to the jurisdiction of the courts agreed in each of the Finance Documents and the Underlying Documents are or will be, on execution of the respective Finance Documents and the respective Underlying Documents, valid and binding on the Borrower and any other Security Party which is or is to be a party thereto; and

(m)	Shareholding

(i)

all the shares in the Borrower are legally and beneficially held directly or indirectly by the Corporate Guarantor and controlled by the Beneficial Shareholders disclosed to the Lender before signing of this Agreement; and

(ii)

no change of control has been made directly or indirectly in the ownership, beneficial ownership, or management of the Borrower or the Corporate Guarantor or any share therein or of the Vessel as a result of which (a) less than 100% of the shares and voting rights in the Borrower remain in the legal and beneficial ownership of the Corporate Guarantor, (b) less than 100% of the shares and voting rights in the Approved Managers remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Lender at the negotiation of this Agreement and confirmed in writing on or before the date hereof and/or (b) less than 50.1% of the voting rights in the Corporate Guarantor remain in the ultimate legal and beneficial ownership of the Corporate Guarantor’s Controlling Shareholders, unless, in each case, otherwise permitted by the Lender.

6.2	Initial representations and warranties

The Borrower further represents and warrants to the Lender that:

(a)

Direct obligations - Pari Passu: the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law;

(b)

Information: all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of this Agreement and each of the other Finance Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted international accounting principles, standards and practices which have been consistently applied;

(c)	No Default: no Default or Termination Event (as defined in the Master Agreement) has occurred and is continuing;

(d)

No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any other of the Finance Documents and/or any of the Underlying Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Finance Documents and/or any of the Underlying Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;

(e)

No Default under other Financial Indebtedness: neither the Borrower nor any other Security Party is in Default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound;

(f)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessel: the Vessel on the Drawdown Date will be:

(i)

in the absolute and free from Security Interests (other than in favour of the Lender) ownership of the Borrower who is and will on and after the Drawdown Date be the sole legal and beneficial owner of the Vessel;

(ii)	registered in the name of the Borrower through the relevant Registry of the port of registry of the relevant Approved Flag State under the laws and flag of the relevant Approved Flag State;

(iii)	operationally seaworthy and in every way fit for service;

(iv)

classed with a Classification Society member of IACS, which has been approved by the Lender in writing and such classification is and will be free of all requirements and recommendations of such Classification Society;

(v)	insured in accordance with the provisions of this Agreement and the Mortgage;

(vi)	managed by the Approved Managers; and

(vii)	in full compliance with the ISM and the ISPS Code;

(g)

No Charter: save for the Clearlake Charterparty and unless otherwise permitted in writing by the Lender, the Vessel will not, on or before the Drawdown Date, be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Lender under any of the Finance Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of the the Vessel may be shared with any other person;

(h)

No Security Interests: neither the Vessel nor her Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the Drawdown Date be subject to any Security Interests other than Permitted Security Interests.

(i)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:

(i)	the Borrower and its Related Companies has/have complied with the provisions of all Environmental Laws;

(ii)	the Borrower and its Related Companies has/have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and

(iii)

none of the Borrower and its Related Companies has received notice of any Environmental Claim that the Borrower and/or that Related Company is not in compliance with any Environmental Law or any Environmental Approval;

(j)	No Environmental Claims: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:

(i)

there is no Environmental Claim pending or, to the best of the Borrowers’ knowledge and belief, threatened against the Borrower or the Vessel or any of the Borrower’s Related Companies or any other Relevant Ship; and

(ii)

there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel or any other Relevant Ship or any vessel owned by, managed or crewed by or chartered to the Owner which could give rise to an Environmental Claim;

(k)

Copies true and complete: the copies of the Contract, the Clearlake Assignable Charterparty and the Management Agreements delivered or to be delivered to the Lender pursuant to Clause 7.1 (Conditions precedent to the execution of this Agreement) are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder and each of and the Contract and the Management Agreements is in full force and effect;

(l)	DOC and SMC: in relation to the Vessel, the DOC applicable to each Approved Manager and the SMC applicable to the Vessel are presently in full effect;

(m)

Compliance with ISM Code: the Vessel will comply on the Drawdown Date and the Operator complies with the requirements of the ISM Code and the SMC which has been or, as the case may be, shall be issued in respect of the Vessel shall remain valid on the Drawdown Date and thereafter throughout the Security Period;

(n)

Compliance with ISPS Code: each Owner has a valid and current ISSC in respect of the Vessel and it is and will be in full compliance with the ISPS Code; and the Vessel complies and will comply throughout the Security Period and the Operator complies and will comply throughout the Security Period with the requirements of the ISPS Code and that ISSC shall remain valid on the Drawdown Date and thereafter throughout the Security Period;

(o)

No Rebates: there will be no commissions, rebates premiums or other payments by or to or on account of the Borrower or any other Security Party or, to the knowledge of the Borrower, any other person in connection with the Contract other than as shall be disclosed to the Lender by the Borrower in writing;

(p)	No US Tax Obligor: none of the Security Parties is a US Tax Obligor;

(q)	Sanctions: no Security Party:

(i)	is a Sanctions Restricted Person;

(ii)	owns or controls directly or indirectly a Sanctions Restricted Person; or

(iii)	has a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(iv)

no proceeds of the Loan shall be made available, directly or to the knowledge of the Borrower (after reasonable enquiry) indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions;

(r)	Taxes paid: the Owner has paid all taxes applicable to, or imposed on or in relation to itself, its business or the Vessel; and

(s)

Copies true and complete: the copies of the Contract and the Management Agreement delivered or to be delivered to the Lender pursuant to Clause 7.1 (Conditions precedent to the execution of this Agreement) are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder and each of and the Contract and the Management Agreement is in full force and effect and nor shall any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

6.3	Money laundering - acting for own account

the Borrower further represents and warrants and confirms to the Lender that it is the beneficiary for each part of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; the Borrower is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; the Borrower confirms that, by entering into this Agreement and the other Finance Documents and the Underlying Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the other Finance Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

6.4	Representations Correct

At the time of entering into this Agreement all above representations and warranties or any other information given by the Security Parties to the Lender are true and accurate.

6.5	Repetition of Representations and Warranties

The representations and warranties in this Clause 6 (except in relation to the representations and warranties in Clause 6.2 (Initial representations and warranties)) shall be deemed to be repeated by the Borrower on and as of each day from the date of this Agreement until all moneys due or owing by the Security Parties or any of them under this Agreement and the Security Documents have been repaid in full as if made with reference to the facts and circumstances existing on each such day.

7.	CONDITIONS PRECEDENT

7.1	Conditions precedent to the execution of this Agreement

The obligation of the Lender to make the Commitment or any part thereof available shall be subject to the condition that the Lender, shall have received, not later than two (2) Banking Days before the day on which the Drawdown Notice in respect of the Commitment or such part thereof is given, the following documents and evidence in form and substance satisfactory to the Lender:

(a)

Constitutional Documents: a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)

Certificates of incumbency: a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or as appropriate, signed by the secretary or a director of each of them respectively, stating the officers and the directors of each of them;

(c)

Shareholding: a statement to the Lender confirming the identity of the Corporate Guarantor’s Controlling Shareholders in line with “know your customer” procedures of the Lender for opening account purposes, who should be acceptable in all respects to the Lender; in the event that the Lender agrees (at its sole discretion) that a Security Party may have a corporate shareholder, the conditions set out in Sub-clauses (a) (Constitutional Documents), (b) (Certificates of incumbency), (d) (Resolutions) and (e) (Powers of Attorney) of this Clause 7.1 shall apply (mutatis mutandis) to such corporate shareholder;

(d)

Resolutions: minutes of separate meetings of the directors and (if required) shareholders of each of the Borrower and the Corporate Guarantor at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Finance Documents, the Underlying Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant Security Party is or is to be a party;

(e)

Powers of Attorney: the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Finance Documents and the Underlying Documents, and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;

(f)

Consents: evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Finance Documents;

(g)	Fees: evidence that the relevant fees referred to in Clause 10.14 (Arrangement Fee and Commitment Commission) have been paid in full;

(h)	DOC: a copy of the DOC applicable to each Approved Manager certified as true and in effect;

(i)	Management Agreement-Contract-Assignable Charterparty: a copy of each of the following documents certified as true and complete by the legal counsel of the Borrower:

(i)	each Management Agreement evidencing that the Vessel is managed by the relevant Approved Manager on terms acceptable to the Lender (such acceptance not to be unreasonably withheld);

(ii)	the Contract and all addenda thereto; and

(iii)	the Clearlake Assignable Charterparty,

each duly executed, certified as true and complete by the legal counsel of the Borrower;

(j)

Other documents: any other documents or recent certificates or other evidence which would be required by the Lender in relation to each Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and is in good standing; and

(k)

Operating Account: evidence that the Operating Account havs been duly opened and all mandate forms and other legal documents required for the opening of an account under any applicable law, as well as signature cards and properly adopted authorizations have been duly delivered to and have been accepted by the compliance department of the Lender.

7.2	Conditions precedent to the making of the Commitment

The obligation of the Lender to make the Commitment (or any part thereof) is subject to the further condition that the Lender shall have received prior to the Drawdown Date or, where this is not possible, simultaneously with the disbursement of the Loan to the Builder on the Delivery Date:

(a)	Conditions precedent: evidence that the conditions precedent set out in Clause 7.1 (Conditions precedent to the execution of this Agreement) remain fully satisfied;

(b)	Drawdown Notice: the Drawdown Notice duly executed, issued and delivered to the Lender as provided in Clause 2.2 (Drawdown Notice and commitment to borrow);

(c)

Finance Documents: a duly executed original of the Master Agreement, the Master Agreement Swap Assignment, the Accounts Pledge Agreement, the Corporate Guarantee, the Mortgage, the General Assignment, the Approved Managers’ Undertakings, the Side Letter, the Charterparty Assignment and the Insurance Letter (and of each document to be executed and delivered pursuant thereto) and, where appropriate, duly registered with the Registry or any other competent authority (as required);

(d)	Notices of assignment: duly executed notices of assignment substantially in the form prescribed by the Security Documents;

(e)

Confirmations from process agents: confirmation from any agents nominated in this Agreement and elsewhere in the other relevant Finance Documents for the acceptance of any notice or service of process, that they consent to such nomination;

(f)

No claim: evidence satisfactory to the Lender that neither the Builder nor any other party who may have a claim pursuant to the Contract has any claims against the Vessel or the Borrower and that there have been no breaches of the terms of the Contract or any default thereunder;

(g)	Invoice and receipt: an invoice from the Builder demanding the payment of the delivery instalment to be drawn down payable under the Contract;

(h)	Vessel conditions: evidence in form and substance satisfactory to the Lender:

(i)

Registration and Security Interests: the Vessel is or will be registered at the time of her Delivery in the name of the Borrower through the Registry under the laws and flag of the relevant Approved Flag State and that the Vessel and her Earnings, Insurances and Requisition Compensation are free of Security Interests save for Permitted Security Interests ; and

(ii)

Class confirmation: interim evidence from the Classification Society that the Vessel has been completed to its satisfaction, until permanent evidence becomes available, whereupon the latter must be provided; and

(iii)

Insurances: the Vessel is insured in accordance with the insurance requirements provided for in this Agreement and the relevant Security Documents (in amounts not less than such sum which is at least equal to the greater of (i) the full Market Value of the Vessel and (ii) 125% of the amount of the Loan) together with an opinion from insurance consultants (appointed by the Lender at the Borrower’ expense) as to the adequacy of the insurances effected or to be effected in respect of the Vessel, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Vessel;

(iv)

Insurers’ confirmations: all necessary confirmations from the insurers of the Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Lender in its sole discretion and - in the event of fleet cover - accompanied by waivers for liens for unpaid premium of other Vessel managed by the relevant Approved Manager and which are not subject to any mortgage in favour of the Lender) and an opinion signed by an independent firm of marine insurance brokers appointed and/or approved by the Lender at the expenses of the Borrower confirming the adequacy of the Insurances maintained on the Vessel;

(i)

Access to class records: due authorisation in form and substance satisfactory to the Lender authorising the Lender to have access and/or obtain any copies of class records or other information at its discretion from the Classification Society of the Vessel, provided however, that the Lender shall not exercise such right unless and until an Event of Default has occurred and is continuing;

(j)	MII & MAPI: the MII and the MAPI shall have been effected by the Lender, but at the expense of the Borrower, as provided in Clause 10.9 (MII & MAPI costs);

(l)	Previous register; No Security Interests: evidence that no Security Interests are registered against the Vessel on her previous register, if any;

(m)

Title and no Security Interests: evidence that good title to the Vessel has passed to the Borrower and, prior to or simultaneously with the drawdown of the Loan, the Vessel has been or will, on the Delivery Date of the Vessel, be duly registered in the ownership of the Borrower with the Registry and under the laws and flag of the relevant Approved Flag State and that there is no Security Interest of any kind on the Vessel or against the Borrower created or permitted by any person on or relating to the relevant Contract other than Permitted Security Interests and otherwise as contemplated herein;

(n)

Fees and commissions: payment of any fees and commissions due from the Borrower to the Lender pursuant to the terms of Clause 10.14 (Arrangement Fee and Commitment Commission) or any other provision of the Security Documents;

(o)

Commercial invoice in respect of the Vessel: a commercial invoice or any other similar document addressed by the Builder to the Borrower in respect of the Contract Price and the Vessel and a receipt from the Builder or any other similar evidence evidencing the payment in full of the final instalment;

(p)	Builder’s Certificate: a certified true copy of the Builder’s Certificate in resect of the Vessel duly executed and delivered;

(q)

Security Parties’ process agent: a letter from each Security Party’s agent for receipt of service of proceedings referred to in the relevant Security Documents to which the relevant Security Party is a party, accepting its appointment under each of the relevant Security Documents;

(r)

Valuation: a valuation of the Vessel (dated not more than thirty (30) days prior to the Drawdown Date ) made on the basis specified in Clause 8.5(b) (Valuation of the Vessel) without taking into account the benefit of any Assignable Charterparty or any charterparty or other engagement concerning the Vessel, evidencing that the amount of the Loan does not exceed 62% of the Market Value of the Vessel;

(s)

Mortgage registration: evidence that the Mortgage has been or simultaneously with the Delivery of the Vessel will be registered against the Vessel through the Registry under the laws and flag of the relevant Approved Flag State;

(t)

Management Agreement: a copy, certified (in a certificate dated no earlier than five (5) Banking Days prior to the Drawdown Date) as a true and complete copy by an officer of the Borrower, of the Management Agreement; and

(u)

Acknowledgement of Receipt: a receipt in writing in form and substance satisfactory to the Lender including an acknowledgement and admission of the Borrower and the the Corporate Guarantor to the effect that the Commitment or relevant part thereof (as the case may be) was drawn by the Borrower and a declaration by the Borrower and the the Corporate Guarantor that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct;

(v)

Legal opinions: draft opinion from lawyers appointed by the Lender as to all the matters referred to in Clause 6.1(a) (Due Incorporation/Valid Existence) and Clause 6.1(b) (Due Corporate Authority) and all such aspects of law as the Lender shall deem relevant to this Agreement and the other Finance Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Lender at its sole discretion may require.

(w)	Approved Flag State opinion: draft opinion of legal advisers to the Lender on matters of the laws of the Approved Flag State of the Vessel;

(x)	Further opinions: such further opinions as the Lender may require;

(y)	Charterparty: a copy, certified as a true and complete copy, of the Clearlake Assignable Charterparty or any other Assignable Charterparty;

(z)	Trading certificates: copies of the trading certificates of the Vessel certified as true and complete by the legal counsel of the Borrower evidencing the same to be valid and in force;

(aa)	DOC: a copy of the DOC applicable to each Approved Manager certified as true and in effect;

(bb)

ISM Code and ISPS Code: a copy certified as a true and complete copy by an officer of the Borrower of the DOC issued to the Operator and either (i) the SMC for the Vessel or (ii) evidence satisfactory to the Lender that the Operator has applied to the relevant Regulatory Agency for an SMC for the Vessel to be issued pursuant to the ISM Code and the International Ship Security Certificate issued by the Approved Flag State in accordance with the ISPS Code for the Vessel; and

(cc)	ISPS Code compliance:

(i)	evidence satisfactory to the Lender that the Vessel is subject to a ship security plan which complies with the ISPS Code; and

(ii)	upon its issuance, a copy, certified as a true and complete copy of the ISSC for the Vessel; and

(dd)

Financial covenants: evidence satisfactory to the Lender, including, without limitation the Compliance Certificate, that the Corporate Guarantor complies fully with the requirements of Clause 8.8 (Financial Covenants - Compliance Certificate).

7.3	No change of circumstances

The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that at the time of the giving of a Drawdown Notice and on advancing the Commitment:

(a)

Representations and warranties: the representations and warranties set out in Clause 6 (Representations and warranties) and in each of the other Finance Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;

(b)	No Event of Default: no Event of Default shall have occurred and be continuing or would result from the drawdown of the Loan;

(c)

No change: the Lender shall be satisfied that (i) there has been no change in control directly or indirectly in the ownership, beneficial ownership, or management of any of the Borrower and the Approved Managers or any share therein or of the Vessel and (ii) at least 50.1% of the voting rights in the Corporate Guarantor remains in the ultimate legal and beneficial ownership of the Corporate Guarantor’s Controlling Shareholders and (iii) there has been no Material Adverse Change on any Security Party which Material Adverce Change might, in the opinion of the Lender, be detrimental to the interests of the Lender; and

(d)	No Market Disruption Event: none of the circumstances contemplated by Clause 3.6 (Market disruption – Non Availability) has occurred and is continuing.

7.4	Know your customer and money laundering compliance

The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that the Lender, prior to or simultaneously with the drawdown, shall have received, to the extent required by any change in applicable law and regulation or any changes in the Lender’s own internal guidelines since the date on which the applicable documents and evidence were delivered to the Lender pursuant to Clause 8.10 (Know your customer and money laundering compliance), such further documents and evidence as the Lender shall require to identify the Borrower and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

7.5	Further documents

Without prejudice to the provisions of this Clause 7 the Borrower hereby undertakes with the Lender to make or procure to be made such amendments and/or additions to any of the documents delivered to the Lender in accordance with this Clause 7 and to execute and/or deliver to the Lender or procure to be executed and/or delivered to the Lender such further documents as the Lender and its legal advisors may require to satisfy themselves that all the terms and requirements of this Agreement have been complied with.

7.6	Waiver of conditions precedent

The conditions specified in this Clause 7 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Lender, in its sole and absolute discretion, makes the Commitment available to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clauses 7.1 (Conditions precedent to the execution of this Agreement), 7.2 (Conditions precedent to the making of the Commitment) and 7.3 (No change of circumstances), the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions by no later than fourteen (14) days after the Drawdown Date or within such longer period as the Lender may, in its sole and absolute discretion, agree to or specify.

8.	UNDERTAKINGS

8.1	General Undertakings

The Borrower undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)

Notice on Material Adverse Change or Default: promptly inform the Lender upon becoming aware of any occurrence which might materially adversely affect the ability of any Security Party to perform its obligations under any of the Finance Documents and the Underlying Documents and, without limiting the generality of the foregoing, will inform the Lender of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

(b)

Notification of litigation: provide the Lender with details of any legal or administrative action involving the Borrower or the Owner, the Vessel, the Earnings or the Insurances in respect of the Vessel, any Security Party or either Approved Manager, as soon as such action is instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document, and the Borrower shall procure that all reasonable measures are taken to defend any such legal or administrative action;

(c)

Consents and licenses: without prejudice to Clauses 6 (Representations and warranties) and 7 (Conditions precedent), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Finance Documents and the Underlying Documents;

(d)	Use of Loan proceeds: use the Loan exclusively for the purposes specified in Clause 1.1 (Amount and Purpose);

(e)

Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.1, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract;

(f)

Financial statements: furnish the Lender with (i) annual audited financial statements of the Corporate Guarantor and unaudited financial statements of the Borrower (which are part of the audited consolidated accounts of the Guarantor), in respect of the Financial Year to which they relate and prepared in accordance with US GAAP, as soon as practicable but not later than 180 days after the end of the financial period to which they relate, such obligation to commence with respect to the Financial Year ending 31st December, 2021 and (ii) a Compliance Certificate for the relevant Accounting Period of the Corporate Guarantor, commencing from 30 June, 2022 signed by its Treasurer;

(g)

Provision of further information: promptly, when requested, provide the Lender with such financial and other information and accounts relating to the business, undertaking, assets, liabilities, revenues, financial condition or affairs of any Security Party and such other further general information relating to any Security Party as the Lender from time to time may require;

(h)

Financial Information: provide the Lender from time to time as the Lender may request with information on all major financial developments such as sales and/or purchases of Vessel, new loans, refinancing restructuring of existing loans, contracts for term employments of vessels managed by the Approved Managers, the financial conditions, actual and projected for the following 12 month period, cash flow position, commitments and operations of the Borrower, including cash flow analysis and voyage accounts of the Vessel with a breakdown of running expenses showing net trading profit, trade payables and trade receivables, such financial details to be certified by an authorized signatory of the Borrower as to their correctness;

(i)

Information on the employment of the Vessel: provide the Lender from time to time as the Lender may request with information on the employment of the Vessel, as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel, such information to be certified by one of the directors of the Borrower as to their correctness;

(j)

Pledged Minimum Liquidity: procure that within two (2) months from the Delivery Date of the Vessel and throughout the remainder of the Security Period a minimum liquidity be maintained in the Operating Account pledged in favour of the Lender in an amount not less than (i) during the period the Vessel is time chartered under an Assignable Charterparty, Dollars Five hundred thousand ($500,000) and (ii) during any other period, Dollars One million ($1,000,000) (for the purposes of this Agreement such minimum liquidity shall be called herein the “Pledged Minimum Liquidity”),:

(k)	Banking operations: ensure that all banking operations in connection with the Vessel are carried out through the Lending Office of the Lender;

(l)

Subordination: ensure that all Financial Indebtedness of the Borrower to their respective shareholders or to any of its Related Companies is fully subordinated in writing to the rights of the Lender under the Finance Documents, and to subordinate to the rights of the Lender under the Finance Documents any Financial Indebtedness issued to it by its shareholders or by any of its Related Companies, in all cases pursuant to a subordination agreement acceptable to the Lender;

(m)

Obligations under Finance Documents etc.: duly and punctually perform each of the obligations expressed to be assumed by it under the Finance Documents and the Underlying Documents to which is or is to be a party;

(n)

Payment on demand: pay to the Lender on demand any sum of money which is payable by the Borrower to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable;

(o)

Compliance with Laws and Regulations: comply, or procure compliance with all laws or regulations relating to each Owner and/or the Vessel, its ownership, operation and management or to the business of the Borrower and cause this Agreement and the other Finance Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Finance Documents as valid and enforceable Finance Documents;

(p)	Maintenance of Security Interests:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)

without limiting the generality of paragraph (i) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates;

(q)

Registered Office: maintain its registered office and place of business and keep its corporate documents and records at the address referred to in Clause 16.1 (Notices); and will not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America;

(r)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Finance Documents; and

(s)	No US Tax Obligor: procure that, unless otherwise agreed by the Lender, no Security Party shall become a US Tax Obligor.

8.2	Negative undertakings

The Borrower undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Finance Documents and until the full and complete payment and discharge of the Outstanding Indebtedness, without the prior written consent of the Lender, it will:

(a)	Negative pledge:

(i)

upon Delivery of the Vessel, not cease to hold the legal title to the Vessel, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of the assignments contained in the General Assignment and any other Finance Documents; and

(ii)

not create or permit any Security Interest (other than a Permitted Security Interest) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues (including, but not limited to, the Borrower’s rights against the Swap Bank under the Master Agreement or all or any part of the Borrower’s interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement) to secure or prefer any present or future Financial Indebtedness or other liability or obligation of the Borrower or any other person other than in the normal course of its business of owning, financing and operating Vessel and owning or acquiring ship-owning companies;

(b)

No further Financial Indebtedness: not incur any further Financial Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations and trading) nor enter into any agreement for payment on deferred terms or hire agreement;

(c)	No merger: not merge or consolidate with any other person;

(d)	No disposals:

(i)

not sell, transfer, abandon, lend, lease or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this Clause 8.2(d) material in the opinion of the Lender in relation to the undertakings, assets, rights and revenues of the Borrower) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of operations and trading) whether by one or a series of transactions related or not; and

(ii)	not transfer, lease or otherwise dispose of any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation;

(e)

No acquisitions: not acquire any further assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Vessel;

(f)	No other business: not undertake any type of business other than its current business of owning, financing and operating Vessel and owning or acquiring ship-owning companies;

(g)	Investments: not make any investments in any person, asset, firm, corporation, joint venture or other entity;

(h)

No other obligations: not incur any liability or obligations except liabilities and obligations arising under the Finance Documents or the Underlying Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Vessel (and for the purposes of this Clause 8.2(h) fees to be paid pursuant to the Management Agreement shall be considered as permitted obligations under the Finance Documents);

(i)	No borrowing: not incur any Borrowed Money except for Borrowed Money pursuant to the Finance Documents and the Underlying Documents (save for normal trade credit in the ordinary course of business);

(j)

No repayment of borrowings: not repay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Finance Documents and the Underlying Documents (save for normal trade credit in the ordinary course of business);

(k)

No Payments: unless otherwise provided in this Agreement and the other Finance Documents (and then only to the extent expressly permitted by the same) not pay out any funds to any person except in connection with the administration of the Borrower, the construction of the Vessel and the operation and/or repair of the Vessel;

(l)

No guarantees: not issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Finance Documents and except for, in the case of the Borrower, guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel or in the ordinary trade of the business;

(m)

No loans: not make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance or grant any credit (save for normal trade credit in the ordinary course of business) to any officer, director, stockholder or employee or any other company managed by the Approved Managers directly or through the Approved Managers or agree to do so, provided, always, that any loans of its shareholders to the Borrower shall be fully subordinated in writing to the Borrower's obligations under this Agreement and the other Finance Documents pursuant to a subordination agreement acceptable to the Lender;

(n)

No securities: not permit any Financial Indebtedness of the Borrower to any person (other than the Lender) to be guaranteed by any person (save, in the case of the Borrower, for guarantees or indemnities from time to time required in the ordinary course of business);

(o)

No dividends or distributions: it will not declare or pay any dividends or other distribution under any name or description upon any of the issued shares or otherwise dispose of any of its present or future assets, undertakings, rights or revenues (which are all assigned to the Lender) to any of the shareholders of the Borrower without the prior written consent of the Lender; Provided that, (i) if no Event of Default has occurred, (ii) if no Event of Default will result from the payment of such dividends or the making of any other form of distribution or disposal and (iii) if there is no breach of any of the Financial Covenants set forth in Clause 8.8 (Financial Covenants - Compliance Certificate) and Clause 5.3 (Financial undertakings) of the Guarantee of the Corporate Guarantor, the Borrower shall be entitled to declare or make payments of any dividends or distributions without the prior written consent of the Lender;

(p)	No Subsidiaries: not form or acquire any Subsidiaries;

(q)

No change of Business Structure: change the nature, organisation and conduct of the business of the Borrower or the Approved Managers as owner of the Vessel or, as the case may be, as managers of the Vessel or carry on any business other than the business carried on at the date of this Agreement;

(r)

No change of Legal Structure: ensure that none of the documents defining the constitution of either of the Borrower and the Corporate Guarantor shall be materially (in the Lender’s opinion) altered in any manner whatsoever;

(s)

No Security Interest of assets: other than Permitted Security Interests, not allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Lender;

(t)

No change of control: ensure that no change shall be made directly or indirectly in the ownership, beneficial ownership, control or management of any of the Borrower, the Corporate Guarantor and the Approved Managers or any share therein, or the Vessel, as a result of which (i) less than 50.1% of the voting rights in of the Corporate Guarantor remain in the ultimate legal and beneficial ownership of the Corporate Guarantor’s Controlling Shareholders and confirmed in writing on or before the date hereof, (ii) less than 100% of the shares and voting rights in the Borrower remain in the legal and beneficial ownership of the Corporate Guarantor and (iii) less than 100% of the shares and voting rights in the Approved Manager remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Lender at the negotiation of this Agreement and confirmed in writing on or before the date hereof; and

(u)	Master Agreement Derivatives: not enter into any transaction in a derivative of any description whatsoever.

8.3	Undertakings concerning the Vessel

The Borrower undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)

Conveyance on default: where the Vessel is (or is to be) sold in exercise of any power conferred on the Lender, it will execute, forthwith upon request by the Lender, such form of conveyance of the Vessel as the Lender may require;

(b)

Mortgage: it will execute, and procure the registration of the Mortgage over the Vessel under the laws and flag of the Approved Flag State immediately upon the drawdown of the Loan or on the Delivery Date;

(c)	Chartering: procure that the Borrower will, without the prior written consent of the Lender, let or agree the Vessel to be let:

(i)	on demise charter for any period; or

(ii)	(which shall not be unreasonably withheld) by any Assignable Charterparty; and

(iii)	otherwise than on bona fide arm’s length terms at the time when the Vessel is fixed;

(d)	Laid-up: not, without the prior written consent of the Lender, de-activate or lay up the Vessel;

(e)

Earnings: ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of the Vessel shall be paid to the Operating Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the Operating Account or to such account in the name of the Borrower as shall be from time to time determined by the Lender in accordance with the provisions hereof and of the relevant Security Documents;

(f)

No amendment to Assignable Charterparty: not, without the prior written consent of the Lender, waive or fail to enforce any Assignable Charterparty to which it is a party or any of its provisions, and will promptly notify the Lender of any material amendment or supplement to any Assignable Charterparty;

(g)

Approved Manager: not, without the prior written consent of the Lender, such consent not to be unreasonably withheld, (and then only subject to such conditions as the Lender may impose) agree or appoint a manager of the Vessel other than the Approved Managers;

(h)

Ownership/Management/Control: ensure that the Vessel is registered on the Drawdown Date in its ownership under the laws of the relevant Approved Flag State and thereafter ensure that the Vessel will maintain her registration, ownership, management, control and beneficial ownership;

(i)

Class: ensure that the Vessel will remain in class free of overdue recommendations or average damage affecting class or permitted by the Classification Society and provide the Lender on demand with copies of all class and trading certificates of the Vessel;

(j)

Insurances: ensure that all Insurances (as defined in the Mortgage/General Assignment) of the Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the Mortgage and in case of failure to maintain the Vessel so insured, authorise the Lender (and such authorisation is hereby expressly given to the Lender) to have the right but not the obligation to effect such Insurances on its behalf (and in case that the Vessel remains in port for a period of over 3 months) to effect port risks insurances at the cost of the Borrower which, if paid by the Lender, shall be Expenses; the Lender shall be entitled to obtain once per year at Borrower’ expense an opinion from insurance consultants (appointed by the Lender at the Borrower’ expense) as to the adequacy of the insurances effected or to be effected in respect of the Vessel, Provided that (i) if an Event of Default has occurred and is continuing or (ii) if there has been any change in the insurance placement within such year or (iii) if there has been a Material Adverse Change of the financial condition of any of the insurers of any of the Vessel at the Lender’s sole opinion, the Lender shall be entitled to obtain at Borrower’ expense such opinion from such insurance consultants at any time it deems necessary;

(k)

Transfer/Security Interests: not, without the prior written consent of the Lender, agrees the Vessel or any share therein to be sold or otherwise disposed of or create or agree to create or permit to subsist any Security Interest over the Vessel (or any share or interest therein) other than Permitted Security Interests;

(l)

Not imperil Flag, Ownership, Insurances: ensure that the Vessel is maintained and trades in conformity with the laws of the relevant Approved Flag State, of its owning company or of the nationality of the officers, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the Vessel or its unencumbered (other than Permitted Security Interests) ownership or its Insurances;

(m)	Mortgage Covenants: ensure that it always complies with all the covenants provided for in the Mortgage registered over the Vessel;

(n)	Assignment of Earnings: not assign or agree to assign otherwise than to the Lender the Earnings of the Vessel or any part thereof;

(o)	Sharing of Earnings:

(i)	not enter into any agreement or arrangement for the sharing or pooling of any Earnings of the Vessel without the Lender’s prior written consent; and/or

(ii)

not enter into any agreement or arrangement for the postponement of any date on which any Earnings of the Vessel are due or the reduction of the amount of such Earnings or otherwise for the release or adverse alteration of any right of the Borrower to any Earnings of the Vessel; and/or

(iii)	not enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings of the Vessel;

(p)

Charter Assignment: ensure and procure that in the event of the Vessel being employed under an Assignable Charterparty, (a) the Lender shall be furnished forthwith with a certified copy of such Assignable Charterparty, forthwith after its execution and it shall execute and deliver to the Lender within fifteen (15) days of signing thereof a specific Charterparty Assignment in favour of the Lender of the benefit of such Assignable Charterparty and a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer, all in form and substance satisfactory to the Lender; or (b) alternatively at the discretion of the Lender, a copy of irrevocable instructions of the Borrower to the charterer for the payment of the hire to the Operating Account and/or a copy of the Assignable Charter with appropriate irrevocable notation;

(q)

No freight derivatives: not enter into or agree to enter into any freight derivatives or any other instruments which have the effect of hedging forward exposures to freight derivatives without the Lender’s consent;

(r)

Vessel’ inspection: permit the vessel to be inspected not more than once a year by surveyors or other persons appointed by it on its behalf to board the Vessel at all reasonable times (but in any event without interfering with the ordinary trading of the Vessel) for the purpose of inspecting her condition or for the purpose of satisfying itself with regard to proposed or executed repairs and to afford all proper facilities for such inspections and the costs (as supported by vouchers) of any and all such inspections shall be borne by the Borrower unless an Event of Default has occurred and is continuing ;

(s)	Trading: use the Vessel only for civil merchant trading;

(t)	Compliance with ISM Code: procure that each Approved Manager and any Operator:

(i)

will comply with and ensure that the Vessel and any Operator by no later than the Delivery Date of the Vessel complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)	immediately inform the Lender if there is any threatened or actual withdrawal of the Owner, either Approved Manager’s or an Operator’s DOC or the SMC in respect of the Vessel; and

(iii)

promptly inform the Lender upon the issue to the relevant Owner, either Approved Manager or any Operator of a DOC and to the Vessel of an SMC or the receipt by the Owner, either Approved Manager or any Operator of notification that its application for the same has been realised;

(u)	Compliance with ISPS Code: procure that the Approved Managers or the Operator will:

(i)	maintain at all times a valid and current ISSC in respect of the Vessel;

(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and

(iii)	procure that the Vessel will comply at all times with the ISPS Code;

(v)

Maintenance of legal and beneficial interest in the Vessel: hold the legal title to, and own the entire beneficial interest in the Vessel, its Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents;

(w)

Compliance with Environmental Laws: comply with, and procure that all Environmental Affiliates of any Relevant Party comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates such Relevant Party obtain and comply with, all Environmental Approvals and to notify the Lender forthwith:

(i)	of any Environmental Claim for an amount or amounts in aggregate exceeding Seven hundred thousand Dollars ($700,000) made against any of the Vessel, any Relevant Ship and/or its Owner; and

(ii)

upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Lender advised in writing of the relevant Owner’s response to such Environmental Claim on such regular basis and in such detail as the Lender shall require.

(x)

War Risk Insurance cover: in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Vessel to enter or trade to any zone which is declared a war zone by any government or by the Vessel's war risks insurers unless the prior written consent of the Lender has been given and that it has (at its expense) effected any special, additional or modified insurance cover which the Lender may approve or require.

8.4	Validity of Securities - Earnings - Taxes etc.

The Borrower undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)

Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Finance Documents are maintained in full force and effect and/or appropriately taken;

(b)

Earnings: ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of the Vessel shall be paid to the Operating Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the Operating Account or to such account in the name of the Borrower as shall be from time to time determined by the Lender in accordance with the provisions hereof and of the relevant Security Documents;

(c)

Taxes: pay all Taxes, assessments and other governmental charges imposed on the Borrower when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail;

(d)

Additional Documents: from time to time and within fifteen (15) days after the request of the Lender execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lender’s consent) have not been fulfilled prior to the Drawdown Date, such conditions shall be complied with within fifteen (15) Banking Days after the Lender’s written request (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.

8.5	Security cover - Valuation of the Vessel

(a)

Security shortfall – Additional security: If at any time during the Security Period, the applicable Security Value is less than the Security Requirement, the Lender may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall (unless if the sole cause of such deficiency is the Total Loss of the Vessel and the Borrower are in full compliance with its obligations in relation to such Total Loss) either:

(i)

prepay (in accordance with Clause 4.2 (Voluntary prepayment) (but without regard to the requirement for five (5) days notice) within a period of thirty (30) Banking Days of the date of receipt by the Borrower of the Lender’s said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being at least equal to the applicable Security Value; or

(ii)

within thirty (30) Banking Days of the date of receipt by the Borrower of the Lender’s said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the applicable Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:

aa)	additional pledged cash deposits in favor of the Lender in an amount equal to such shortfall with the Lender and in an account and manner to be determined by the Lender; and/or

bb)	any other security acceptable to the Lender at its absolute discretion to be provided in a manner determined by the Lender.

(iii)

Any such additional security provided by the Lender shall be promptly released by the Lender once the Security Requirement ratio has been restored. The provisions of Clause 4.3 (Mandatory Prepayment in case of Total Loss or sale of the Vessel) and Clause 4.5 (Amounts payable on prepayment) shall apply to prepayments under Clause 8.6(a)(i).

(b)

Valuation of the Vessel: The Vessel shall, for the purposes of this Clause 8.6, be valued in Dollars at least once a year on or about the Financial Second Semester Testing Day and, if an Event of Default has occurred and is continuing, at any other time that the Lender may require, by one (1) Approved Shipbroker appointed by the Borrower and acceptable to the Lender, (such valuation to be made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any Assignable Charterparty or other engagement concerning the Vessel). The Lender and the Borrower agree to accept the valuation made by the Approved Shipbroker appointed as aforesaid as conclusive evidence of the Market Value of the Vessel at the date of such valuation and that such valuation shall constitute the Market Value of the Vessel for the purposes of this Clause 8.6. The value of the Vessel determined in accordance with the provisions of this Clause 8.6 shall be binding upon the Borrower and the Lender until such time as any further such valuation shall be obtained.

(c)

Information: The Borrower undertake to the Lender to provide the Lender and any such Approved Shipbrokers such information concerning the Vessel and its condition as such Approved Shipbrokers may reasonably require for the purpose of making any such valuation.

(d)

Costs: All costs in connection with the Lender obtaining any valuation of the Vessel referred to in Clause 8.5(b) (Valuation of the Vessel), and any valuation of any additional security at any time or necessitated and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause 8.6 shall be borne by the Borrower.

(e)

Valuation of additional security: For the purpose of this Clause 8.6, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender assigning any reason thereto and if such security consists of a vessel shall be that shown by a valuation complying with the requirements of Clause 8.5(b) (Valuation of the Vessel) (whereas the costs shall be borne by the Borrower in accordance with Clause 8.6(c) (Costs)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(f)

Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.6, the Lender shall be entitled to receive such evidence and documents of the kind referred to in Clause 7.1 (Conditions precedent to the execution of this Agreement) as may in the Lender’s opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.

8.6	Sanctions

(a)

Without limiting Clause 8.7 (Compliance with laws etc.), the Borrower hereby undertakes with the Lender that, from the date of this Agreement and until the date that the Outstanding Indebtedness is paid in full, it shall ensure that the Vessel will not:

(i)	be used by or for the benefit of a Sanctions Restricted Person contrary to Sanctions; and/or

(ii)	used in trading in any Sanctions Restricted Jurisdiction or in any manner contrary to Sanctions; and/or

(iii)	traded in any manner which would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the Insurances.

(b)	The Borrower shall:

(i)

not directly or to its knowledge (after reasonable enquiry) indirectly use or permit to be used all or any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds directly or to its knowledge (after reasonable enquiry) indirectly, to any person or entity (aa) to finance or facilitate any activity or transaction of or with any Sanctions Restricted Person contrary to Sanctions or in any Sanctions Restricted Jurisdiction, or (bb) in any other manner that would result in a violation of any Sanctions by any Party;

(ii)

shall not fund all or part of any payment under the Loan out of proceeds derived directly or to its knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction or which would otherwise cause any party to be in breach of any Sanctions; and

(iii)

procure that no proceeds to its knowledge (after reasonable enquiry) from activities or business with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction are credited to any of the Accounts.

8.7	Compliance with laws etc.

The Borrower shall:

(a)	comply, or procure compliance with all laws or regulations by the relevant Security Party:

(i)	relating to its respective business generally; and

(ii)	relating to the Vessel, its ownership, employment, operation, management and registration; and

(iii)	all Sanctions; and

(b)

without limiting paragraph (a) above, not employ the Vessel nor allow its employment, operation or management in any manner contrary to any law or regulation which has or is likely to have a Material Adverse Effect on any of the Security Parties.

8.8	Financial covenants-Compliance Certificate

(a)	Financial covenants-Compliance Certificate: the Borrower will ensure that:

(i)

for the duration of the Security Period, the Corporate Guarantor’s consolidated financial position, based on the most recent Accounting Information to comply with the financial covenants set out below:

aa)

Corporate Liquidity: ensure that throughout the remainder of the Security Period, the Corporate Liquidity of the Corporate Guarantor’s maintained with the Lending Office οr other financial institutions at any relevant time in unencumbered current or call accounts in the name of entities acceptable to the Lender will be, at the end of any Accounting Period, in an amount not less than Dollars Five hundred thousand ($500,000) per Fleet Vessel; (for clarification purposes, the Pledged Minimum Liquidity and any cash held in debt service reserve accounts and retention accounts (if any) shall be taken into account in the calculation and testing of this covenant) and

bb)	Corporate Leverage Ratio: the Leverage Ratio of the Corporate Guarantor, at the end of any Accounting Period, not higher than 0.75:1.0; and

(ii)

Compliance Certificate: a compliance certificate for each Accounting Period of the Corporate Guarantor, commencing from 30 June 2021 signed by its Treasurer, is delivered to the Lender at six monthly intervals starting from 30 June, 2021 by the Borrower within 180 days after the end of the respective Accounting Period, substantially in the form set out in Schedule 3, duly completed and supported by calculations setting out in reasonable detail the materials underling the statements made in such compliance certificate.

The Liquid Funds and the Leverage Ratio to be tested and confirmed to the Lender on each Financial Semester Testing Day starting from 30 June, 2021 on the basis of the semi-annual unaudited and annual audited Financial Statements and the Compliance Certificate to be delivered to the Lender as per Clause 8.1(e) (Financial statements).

(b)

Construction: The expressions used in this Clause 8.6 shall be construed in accordance with law and accounting principles internationally accepted as used in the Accounting Information produced in accordance with Clause 8.1(e) (Financial statements).

(c)	Definitions: For the purposes of this Agreement:

“Accounting Information” means the annual audited consolidated financial statements of the Corporate Guarantor and the interim semi-annual un-audited financial statements of the Corporate Guarantor, to be provided by the Borrower to the Agent in accordance with clause 8.1(e) (Financial Statements - Compliance Certificate);

“Accounting Period” means each Financial Year and each half-year of each Financial Year falling during the Security Period for which the Accounting Information is required to be delivered to the Lender pursuant to Clause 8.1(e) (Financial Statements - Compliance Certificate);

“Cash” and “Cash Equivalents” means, at any relevant time, the aggregate of cash in hand or on deposit with any prime international bank;

“Corporate Leverage Ratio” means, in respect of an Accounting Period, the ratio of the Total Debt (after deducting all Cash and Cash Equivalents and restricted cash) to the aggregate Market Value of all Fleet Vessels provided however that the Fleet Vessels included in Total Assets should be adjusted to their market values which shall be acceptable to the Lender;

“Financial First Semester Testing Day” means, 30 June in any year;

“Financial Second Semester Testing Day” means, 31 December in any year;

“Financial Semester Testing Day” means each of the Financial First Semester Testing Day and the Financial Second Semester Testing Day on which the Corporate Leverage Ratio of the Corporate Guarantor shall be tested as provided in this Clause 8.8 (together, the “Financial Semester Testing Days”);

“Fleet Market Value” means, as of the date of calculation, the aggregate market value of all the Fleet Vessels as determined in accordance with the provisions (mutatis-mutandis) of Clause 8.6(b) (Valuation of Vessel) of this Agreement;

“Fleet Vessels” means, together, all of the vessels (including, but not limited to, the Vessel) from time to time owned or leased by members of the Corporate Guarantor which, at the relevant time, are included within the Total Assets of the Corporate Guarantor in the balance sheet of the Accounting Information (each a “Fleet Vessel”);

“Total Assets” means, in respect of an Accounting Period, the aggregate value of all assets of the Corporate Guarantor included in the Accounting Information as “current assets” and the value of all investments and all other tangible and intangible assets of the Corporate Guarantor properly included in the Accounting Information as “fixed assets” in accordance with US GAAP; and

“Total Debt” means, in respect of an Accounting Period, the aggregate on a consolidated basis of the Corporate Guarantor of all short term interest bearing bank debt included in the financial statements of the Corporate Guarantor under current liabilities plus the long term interest bearing bank debt.

8.9	Covenants for the Securities Parties

The Borrower undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will ensure and procure that all other Security Parties and each of them duly and punctually comply, with the covenants in Clauses 8.1 (General), 8.3 (Undertakings concerning the Vessel), 8.4 (Validity of Securities - Earnings - Taxes etc.), 8.5 (Security cover - Valuation of the Vessel), 8.7 (Sanctions) and 8.8 (Compliance with laws etc.) which are applicable to them mutatis mutandis.

8.10	Know your customer and money laundering compliance

The Borrower undertakes with the Lender that, from the date of this Agreement and until the full and complete payment and discharge of the Outstanding Indebtedness, it will provide the Lender, or procure the provision of, such documentation and other evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time to identify each of the Borrower and the other Security Parties, including the disclosure in writing, in case of the Borrower and the Corporate Guarantor, of the Corporate Guarantor’s Controlling Shareholders and in the case of the other Security Parties, of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement in order for the Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

8.11	Master Agreement

(a)

No dealings with Master Agreement: not assign, novate or in any other way transfer any of its rights or obligations under or pursuant to the Master Agreement, nor enter into any interest rate exchange or hedging agreement with anyone other than the Lender except Designated Transactions pursuant to the Master Agreement and other than on terms and conditions agreed between the Lender and the Borrower, nor any other agreement or commitment the effect of which is, in the opinion of the Lender, materially to prejudice the hedging of the Borrower’s interest rate risk effected by the Transactions from time to time entered into between the Borrower and the Lender; and

(b)	No amendment to Master Agreement: not agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions.

9.	EVENTS OF DEFAULT

9.1	Events

There shall be an Event of Default if:

(a)

Non‑payment: any Security Party fails to pay any sum payable by it under any of the Finance Documents and the Underlying Documents at the time, in the currency and in the manner stipulated in the Finance Documents and the Underlying Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand and other sums due shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of its falling due); or

(b)

Breach of Insurance and certain other obligations: the Borrower fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Finance Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis‑statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commit any breach of or omit to observe any of the obligations or undertakings expressed to be assumed by them under Clause 8 (Covenants); or

(c)

Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents or any of the Underlying Documents (other than those referred to in Clauses 9.1(a) (Non‑payment) and 9.1(b) (Breach of Insurance and certain other obligations) above) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within fifteen (15) days of the Lender notifying in writing the relevant Security Party of such default and of such required action; or

(d)

Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents and the Underlying Documents or in any notice, certificate or statement referred to in or delivered under any of the Finance Documents and the Underlying Documents is or proves to have been incorrect or misleading in any material respect; or

(e)

Cross‑default: any Financial Indebtedness of any of the Borrower and the Corporate Guarantor relating to, in the case of the Borrower, Dollars Five hundred thousand ($500,000) and, in the case of the Corporate Guarantor, an amount exceeding Five million Dollars ($5,000,000) is not paid when due (unless contested in good faith) or any Financial Indebtedness of any of the Borrower and the Corporate Guarantor becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by such Security Party of a voluntary right of prepayment), or a lender of any of the Borrower and the Corporate Guarantor becomes entitled to declare any such Financial Indebtedness due and payable or any facility or commitment available to any of the Borrower and the Corporate Guarantor relating to Financial Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s ability to pay its debts as they fall due, or any guarantee given by any of the Borrower and the Corporate Guarantor in respect of Financial Indebtedness relating to, in the case of the Borrower, Dollars Five hundred thousand ($500,000) and, in the case of the Corporate Guarantor, an amount exceeding Five million Dollars ($5,000,000) is not honoured when due and called upon; or

(f)

Legal process: any judgment or order made or commenced in good faith by a person against any of the Borrower and the Corporate Guarantor relating to, in the case of the Borrower, Dollars Five hundred thousand ($500,000) and, in the case of the Corporate Guarantor, an amount exceeding Five million Dollars ($5,000,000)  is not stayed or complied with within thirty (30) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonafide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any of the Borrower and the Corporate Guarantor and is not discharged within thirty (30) days; or

(g)

Insolvency: any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or

(h)

Reduction or loss of capital: a meeting is convened by any of the Borrower and the Corporate Guarantor for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital other than redemptions of Series E Preffered Shares of the Corporate Guarantor held by the Corporate Guarantor’s controlling Shareholders; or

(i)

Winding up: any petition is presented or other step is taken for the purpose of winding up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or

(j)

Administration: any bonafide petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or the Lender believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or

(k)

Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Security Interest over all or any part of the assets of any Security Party; or

(l)

Compositions: any steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided, however, that if the Borrower is able to provide such evidence as is satisfactory in all respects to the Lender that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or

(m)

Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 9.1(f) (Legal process) to (l) (Compositions) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

(n)	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or

(o)

Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; and the respective Security Party fails to procure for its release within a period of thirty (30) days; or

(p)

Consents etc.:  any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the other Security Documents and/or any of the Underlying Documents or the performance by the Security Parties of their respective obligations under this Agreement and/or any of the other Finance Documents and/or any of the Underlying Documents is modified in a manner unacceptable to the Lender or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(q)

Invalidity: any of the Finance Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(r)

Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents or for the Lender to exercise the rights or any of them vested in it under any of the Finance Documents or otherwise; or

(s)	Repudiation: any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance Documents; or

(t)

Security Interests enforceable: any Security Interest (other than Permitted Security Interests) in respect of any of the property (or part thereof) which is the subject of any of the Finance Documents becomes enforceable; or

(u)

Material Adverse Change: there occurs, in the opinion of the Lender, a Material Adverse Change on any of the Borrower and the other Security Parties or any other Security Party to the Lender in the negotiation of this Agreement, which might, in the opinion of the Lender, materially impair, delay or prevent the due fulfilment by any Security Party of any of its respective obligations or undertakings contained in this Agreement and/or any of the other Finance Documents and/or the ability of any of the Security Parties to perform its respective obligations under this Agreement and the Finance Documents to which it is or is to be a party and/or materially and adversely affect the security created by any of the Finance Documents; or

(v)

Arrest: either of the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of its Owner and that Owner shall fail to procure the release of the Vessel within a period of forty five (45) days thereafter; or

(w)

Registration: the registration of either of the Vessel under the laws and flag of the relevant Approved Flag State is cancelled or terminated without the prior written consent of the Lender; if the Vessel is only provisionally registered on the Drawdown Date and is not permanently registered under the laws and flag of the Approved Flag State at least fifteen (15) days prior to the deadline for completing such permanent registration; or

(x)

Unrest: the Approved Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in such Approved Flag State by unconstitutional means if, in any such case, (a) such event could in the opinion of the Lender be expected to have a Material Adverse Effect on the security constituted by any of the Finance Documents and (b) the relevant Owner has failed within thirty (30) days from receiving notice from the Lender to this effect (which notice shall have been sent following consultation with the Borrower) to (i) delete the Vessel from its Approved Flag State and (ii) re-register the Vessel under another Approved Flag State approved by the Lender in its sole discretion through a relevant Registry, in each case, at the Borrower’ cost and expense; or

(y)

Environment: any Relevant Party and/or either Approved Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or either of the Vessel or any Relevant Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non-compliance or incident or the consequences thereof could (in the opinion of the Lender) be expected to have a Material Adverse Effect on the Borrower or any other Security Party or on the security created by any of the Finance Documents; or

(z)

P&I: any Security Party or any other person fails or omits to comply with any requirements of the protection and indemnity association or any other insurer with the Vessel has entered for insurance or is insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to the Vessel (including without limitation, liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or

(aa)

Beneficial Ownership: there has been any change of control directly or indirectly in the ownership, beneficial ownership, or management of any of the Borrower and the Corporate Guarantor or any share therein or the Vessel, as a result of which (i) less than 5o.1% of the voting rights in the Corporate Guarantor remain in the ultimate legal and beneficial ownership of the Corporate Guarantor’s Controlling Shareholders or (ii) less than 100% of the shares and voting rights in the Borrower remain in the legal and beneficial ownership of the Corporate Guarantor and (iii) less than 100% of the shares and voting rights in the Approved Managers remain in the ultimate legal and beneficial ownership of the Beneficial Shareholders disclosed to the Lender at the negotiation of this Agreement and confirmed in writing on or before the date hereof or the Vessel ceases to remain 100% owned by the Borrower;

(bb)

Change of Management: the Vessel ceases to be managed by the Approved Managers (or either of them) (for any reason other than the reason of a Total Loss or sale of the Vessel) without the approval of the Lender and the Borrower fails to appoint a new Approved Manager prior to the termination of the mandate with the previous Approved Manager acceptable to the Lender; or

(cc)	Deviation of Earnings: any Earnings of either of the Vessel are not paid to the Operating Account for any reason whatsoever (other than with the Lender’s prior written consent); or

(dd)

ISM Code and ISPS Code: (without prejudice to the generality of Clause 9.1(c) (Breach of other obligations)) for any reason whatsoever the provisions of Clause 8.4(t) (Compliance with ISM Code) and Clause 8.4(u) (Compliance with ISPS Code) are not complied with and the Vessel ceases to comply with the ISM Code or, as the case may be, the ISPS Code; or

(ee)	Operating Account: any moneys are withdrawn from the Operating Account other than in accordance with Clauses 8.4(e) (Earnings) and 13 (Operating Account); or

(ff)

Sanctions:  (without prejudice to the generality of sub-Clause 9.1(c) (Breach of other obligations)) for any reason whatsoever the provisions of Clause 8.6 (Sanctions) and Clause 8.7 (Compliance with laws etc.) are not complied with; or

(d)	Finance Documents: any other event of default (as howsoever described or defined therein) occurs under the Finance Documents (or any of them) (other than the Master Agreement; or

(gg)	Master Agreement: any Event of Default or Termination Event (as howsoever described or defined in the Master Agreement) occurs under the Master Agreement.

9.2	Consequences of Default – Acceleration

The Lender may without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default and while the same is continuing:

(a)

by notice to the Borrower declare that the obligation of the Lender to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)

by notice to the Borrower declare that the Loan and all interest accrued and all other sums payable under the Finance Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrower; and/or

(c)

put into force and exercise all or any of the rights, powers and remedies possessed by the Lender under this Agreement and/or under any other Finance Document and/or as mortgagee of the Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Finance Documents or otherwise (whether at law, by virtue of any of the Finance Documents or otherwise).

9.3	Multiple notices; action without notice

The Lender may serve notices under sub-Clauses (a) and (b) of Clause 9.2 (Consequences of Default – Acceleration) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lender or not), shall not be construed to mean that the Event of Default shall cease to exist and bring about its lawful consequences.

9.4	Demand basis

If, pursuant to Clause 9.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and Commitment Commission and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

9.5	Proof of Default

It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Lender (save for manifest error and in absence of willful misconduct).

9.6	Exclusion of Lender’s liability

Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:

(a)

for any loss caused by an exercise of rights under, or enforcement of an Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such an Security Interest; or

(b)

as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

10.	INDEMNITIES - EXPENSES – FEES

10.1	Miscellaneous indemnities

The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Finance Documents, against any loss (including loss of the Margin and any Break Costs) or expense which the Lender shall certify as sustained or incurred as a consequence of:

(a)	any default in payment by any of the Security Parties of any sum under any of the Finance Documents when due;

(b)	the occurrence of any Event of Default which is continuing;

(c)

(excluding loss of the Margin) any prepayment of the Loan or part thereof being made under Clauses 4.2 (Voluntary Prepayment) and 4.3 (Mandatory Prepayment), 8.6(d) (Valuation of Additional Security), Clause 12.1 (Unlawfulness) or Clause 12.4 (Option to prepay) or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or

(d)

the Loan not being advanced for any reason (excluding any default by the Lender and any reason specified in Clauses 3.6 (Market disruption – Non Availability), 4.3(a) (Total Loss of the Vessel) or 12.1 (Unlawfulness) after the Drawdown Notice in respect thereof has been given, including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.

(e)

The Borrower shall fully indemnify the Lender on its demand, without prejudice to any of its other rights under any of the Finance Documents, in respect of all claims, liabilities, losses or other Expenses which may be made or brought against or sustained or incurred by the Lender, in any country, as a result of or in connection with:

(i)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(ii)	investigating any event which the Lender believes constitutes an Event of Default; or

(iii)	acting or relying on any notice, request or instruction which the Lender believes to be genuine, correct and appropriately authorised,

other than claims, liabilities, losses or other Expenses, which are shown to have been directly and mainly caused by the willful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 10.1 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code, any Environmental Law and any Sanctions.

10.2	Expenses

The Borrower shall (and it is hereby expressly undertaken by the Borrower to) pay to the Lender on demand:

(a)

Initial and Amendment expenses: all expenses (including legal, printing and out-of-pocket expenses) incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the other Finance Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Finance Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to Clause 8.6(a) (Valuation of Additional Security), whether any such security shall in fact be constituted or not;

(b)

Enforcement expenses: all expenses (including legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Finance Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Finance Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)

Legal costs: the legal costs of the Lender’s appointed lawyers, in respect of the preparation of this Agreement and the other Finance Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Finance Documents or any search or opinion given to the Lender in respect of the Security Parties or the Vessel or the Finance Documents; the said legal costs shall be due and payable on the Drawdown Date; and

(d)	Other expenses: any and all other Expenses.

10.3	Value Added Tax

All fees and expenses payable pursuant to this Clause 10 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

10.4	Stamp duty etc.

The Borrower shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Lender) imposed by governmental authorities in relation to this Agreement and any of the other Finance Documents and the Underlying Documents, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp taxes or charges.

10.5	Environmental Indemnity

The Borrower shall indemnify the Lender on demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

10.6	Currency Indemnity

(a)

If any sum due from the Borrower under any of the Finance Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Finance Document or under such order or judgement into another currency (the “second currency”) for the purpose of (i) making or filing a claim or proof against the Borrower or any other Security Party, as the case may be or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Finance Documents, the Borrower shall (and it is hereby expressly undertaken by the Borrower to) indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

(b)

Application to Master Agreement: For the avoidance of doubt, Clause 10.6(a) (Currency indemnity) does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

10.7	Central Bank or European Central Bank reserve requirements indemnity

The Borrower shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by such Lender under Clause 12.2 (Increased cost).

10.8	Maintenance of the Indemnities

The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto.

10.9	MII & MAPI costs

The Borrower shall reimburse the Lender on demand for any and all costs incurred by the Lender (as conclusively certified by the Lender) in effecting and keeping effected (a) a Mortgagee’s Interest Insurance (herein “MII”) and (ii) a Mortgagee’s Interest Additional Perils (Pollution) Insurance policy (herein “MAPI”), each of which the Lender may at any time effect for an amount equal to 120% of the Loan and on such terms and with such insurers as shall from time to time be determined by the Lender, provided, however, that the Lender shall in its absolute discretion appoint and instruct in respect of any such MII and MAPI policy the insurance brokers in respect of such Insurance and provided, further, that in the event that the Lender effects any such Insurance on the basis of any mortgagee’s open cover, the Borrower shall pay on demand to the Lender its proportion of premium due in respect of the Vessel(s) for which such insurance cover has been effected by the Lender, and any certificate of the Lender in respect of any such premium due by the Borrower shall (save for manifest error) be conclusive and binding upon the Borrower.

10.10	Communications Indemnity

It is hereby agreed in connection with communications that:

(a)

Express authority is hereby given by the Borrower to the Lender to accept all tested or untested communications given by facsimile, or electronic mail or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter.

(b)

The Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax number or electronic address mentioned in Clause 16.1 (Notices) or any other fax or electronic address usually used by it or its managing company(ies) and are duly signed or in case of emails are duly sent by the person appearing to be sending such notice, request, instruction or other communication.

(c)

The Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications and promise and recognise that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrower to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications.

(d)

The Lender shall have the right to ask the Borrower to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Lender to do so. The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were believed by the Lender in good faith to have been given by the Borrower or by any of its authorised representative(s).

(e)

It is undertaken by the Borrower to use its best endeavours to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrower shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrower to comply with the obligations under this Clause 10.10.

10.11	Electronic communication

Any communication from the Lender made by electronic means will be sent unsecured and without electronic signature, however, the Borrower may request the Lender at any time in writing to change the method of electronic communication from unsecured to secured electronic mail communication.

(a)

The Borrower hereby acknowledge and accept the risks associated with the use of unsecured electronic mail communication including, without limitation, risk of delay, loss of data, confidentiality breach, forgery, falsification and malicious software. The Lender shall not be liable in any way for any loss or damage or any other disadvantage suffered by the Borrower resulting from such unsecured electronic mail communication.

(b)

If the Borrower or any other Security Party wish to cease all electronic communication, they shall give written notice to the Lender accordingly after receipt of which notice the Parties shall cease all electronic communication.

(c)	For as long as electronic communication is an accepted form of communication, the Parties shall:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their respective addresses or any other such information supplied to them; and

(iii)

in case electronic communication is sent to recipients with the domain <@ loukapartners.com >, <@topships.org> and <@centralmare.com> the parties shall without undue delay inform each other if there are changes to the said domain or if electronic communication shall thereafter be sent to individual e-mail addresses.

10.12	FATCA Deduction

(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment.

10.13	FATCA status

(a)	Subject to Clause 10.13(c) below, each party shall, within ten (10) Banking Days of a reasonable request by another party:

(i)	confirm to that other party whether it is:

(aa)	a FATCA Exempt Party; or

(bb)	not a FATCA Exempt Party; and

(ii)

supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party's compliance with FATCA.

(b)

If a party confirms to another party pursuant to Clause 10.13(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)	Clause 10.13(a)(i) above shall not oblige the Lender to do anything which would or might in its opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of the Lender;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)

If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause10.13(a) above (including, for the avoidance of doubt, where Clause 10.13(c) above applies), then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)

if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

10.14	Arrangement fee and Commitment Commission

(a)	Arrangement Fee: The Borrower shall pay to the Lender an arrangement fee in an amount equal to 1% of the aggregate amount of the Commitment (the “Arrangement Fee”) payable on the Drawdown Date; and

(b)

Commitment commission: The Borrower shall pay to the Lender commitment commission (the “Commitment Commission”) in arrears on each of the dates falling at three monthly intervals from the 23rd March, 2021 until the earlier of (a) the last day of the Availability Period (b) the Drawdown Date and (c) the date of cancellation of the Commitment by the Borrower (the “Commitment Commission Period”) at the rate of 0.75% per annum on the daily undrawn and uncancelled amount of the Commitment, computed from the date of acceptance of the Commitment Letter (23rd March, 2021) (in the case of the first payment of commission) and from the date of the preceding payment of commission (in the case of each subsequent payment) until the last day of the Commitment Commission Period.

(c)

Non-refundable: The Arrangement Fee and the Commitment Commission shall be payable by the Borrower to the Lender irrespective of utilisation/cancellation in part or in whole of the Commitment and/or non Delivery of the Vessel or sale of the Vessel prior to her Delivery to the Borrower and shall be non-refundable.

11.	SECURITY, APPLICATION, SET-OFF

11.1	Securities

As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrower shall ensure and procure that the following Finance Documents are duly executed and, where required, registered in favour of the Lender in form and substance satisfactory to the Lender at the time specified herein or otherwise as required by the Lender and ensure that such security consists of the Security Documents.

11.2	Maintenance of Securities

It is hereby undertaken by the Borrower that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement and/or under the other Finance Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at the expense of the Borrower, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

11.3	Application of receipts

(a)

 Order of application: All moneys received by the Lender under or pursuant to any of the Finance Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Lender in the following manner:

(i)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

aa)

Firstly, in or towards payment of Expenses and all sums (including any Break Costs) other than principal or interest which may be due to the Lender under this Agreement, the Master Agreement (in respect of any Designated Transactions) and the other Security Documents other than those amounts referred to at paragraphs (bb) and (cc) below and the other Finance Documents or any of them at the time of application (including, but without limitation, all amounts payable by the Borrower under Clauses 11 (Indemnities-Expenses-Fees), 5.1 (Payments – No set-off or counterclaims) or 5.3 (Gross Up) or by the Borrower or any other Security Party under any corresponding or similar provision in any other Finance Document);

bb)

Secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest then due and payable to the Lender under this Agreement any of the other Security Documents and the Master Agreement (in respect of any Designated Transactions) (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 9(h) of the Master Agreement (in respect of any Designated Transactions) but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 11.3);

cc)

Thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder) or any part thereof payable to the Lender under the Finance Documents;

(ii)

SECOND: in retention of an amount equal to any amount not then due and payable under any Finance Document (in the case of the Master Agreement, in respect of any Designated Transaction) but which the Lender, by notice to the Borrower and the other Security Parties, states in its opinion will either be or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 11.3(a); and

(iii)	THIRD: the surplus (if any), after the full and complete payment of the Outstanding Indebtedness, shall be paid to the Borrower or to any other person appearing to be entitled to it.

(b)

Notice of variation of order of application: The Lender may without notice to the Borrower and the Security Parties, provide, at its sole discretion, for a different order of application from that set out in Clause 11.3(a) (Order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrower to the Lender.

(c)

Effect of variation notice: The Lender may give notices under Clause 11.3(b) (Notice of variation of order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Banking Day before the date on which the notice is served.

(d)

Insufficient balance: For the avoidance of doubt, in the event that such balance is insufficient to pay in full the whole of the Outstanding Indebtedness, the Lender shall be entitled to collect the shortfall from the Borrower or any other person liable therefor.

(e)

Appropriation rights overridden: This Clause 11.3 and any notice which the Lender gives under Clause 11.3(b) (Notice of variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any other Security Party.

11.4	Set off

Express authority is hereby given by the Borrower to the Lender without prejudice to any of the rights of the Lender at law, contractually or otherwise, at any time after an Event Default has occurred that is continuing and without prior notice to the Borrower:

(a)

to apply any credit balance (whether or not then due) standing upon any account of the Borrower with any branch or office of the Lender (including, without limitation, the Operating Account and in whatever currency) in or towards satisfaction of any sum due to the Lender from the Borrower under this Agreement and/or any of the other Finance Documents; and/or

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower; and/or

(ii)

convert or translate all or any part of a deposit or other credit balance into Dollars, such conversion or translation to be made at the Lender’s market rate of exchange in its usual course of business for the purpose of the set-off; and/or

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate; and/or

(iv)	in the name of the Borrower and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and/or

(v)	to combine and/or consolidate all or any accounts in the name of the Borrower with the Lender.

(c)

Default under the Master Agreement: Without prejudice to its rights hereunder and/or under the Master Agreement, the Lender may at the same time as, or at any time after, any Default under this Agreement or the Borrower’s default under the Master Agreement, set off any amount due now or in the future from the Borrower to the Lender under this Agreement against any amount due from the Lender to the Borrower under the Master Agreement and apply the first amount in discharging the second amount. The effect of any set off under this Clause 11.4 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Lender under the Master Agreement.

(d)

Rights additional: The rights conferred on the Lender by this Clause 11.4 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lender by the Master Agreement. The Borrower acknowledges that the Lender shall be under no obligation to make any payment to the Borrower under or pursuant to the Master Agreement if, at the time that payment becomes due, there shall have occurred an Event of Default or Termination Event (as those terms are respectively defined in the Master Agreement).

(e)

Existing rights unaffected: The Lender shall not be obliged to exercise any right given by this Clause 11.4; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document). The Lender shall notify the Borrower forthwith upon the exercise of any right of set‑off giving full details in relation thereto.

12.	UNLAWFULNESS, INCREASED COST, BAIL-IN

12.1	Unlawfulness

If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrower whereupon the Commitment shall be reduced to zero and the Borrower shall be obliged to prepay the Loan either (i) forthwith or (ii) on a future specified date not being earlier than the latest date permitted by the relevant law or regulation, together with accrued interest thereon and Commitment Commission to the date of prepayment and all other sums payable by the Borrower under this Agreement.

12.2	Increased Cost

If the result of any change in, or in the interpretation, implementation or application of, or the introduction of, any law or any regulation (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affect the manner in which the Lender allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel II Accord or the Basel III Accord or any Basel II Regulation or the Basel III Accord or any Basel III Regulation or any subsequent accord, approach or regulation thereto) (collectively, “Capital Adequacy Law”) or compliance by the Lender with any such Capital Adequacy Law or , is to:

(a)	increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or maintaining or funding all or part of the Loan; and/or

(b)

subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Finance Documents (other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

(c)	reduce the amount payable or the effective return to the Lender under any of the Finance Documents; and/or

(d)

reduce the Lender’s or its holding company rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Finance Document; and/or

(e)

require the Lender or its holding company to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Finance Documents is required; and/or

(f)

require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.5 (Exception)):

(a)	the Lender shall notify the Borrower in writing of such event promptly upon its becoming aware of the same; and

(b)

the Borrower shall on demand pay to the Lender the amount which the Lender specifies (in a certificate and supporting documents setting forth and evidencing the basis of the computation of such amount but not including any matters which the Lender or its holding company regards as confidential) is required to compensate the Lender and/or (as the case may be) its holding company for such liability to Taxes, cost, reduction, payment, foregone return or loss whatsoever.

For the purposes of this Clause 12 “holding company” means the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Claim for increased cost

The Lender will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 12.2 (Increased Cost) and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same and the Borrower shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.2 (Increased Cost) may be made at any time and must be discharged by the Borrower within seven (7) days of demand. It shall not be a defence to a claim by the Lender under this Clause 12.3 that any increased cost or reduction could have been avoided by the Lender. Any amount due from the Borrower under Clause 12.2 (Increased Cost) shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.4	Option to prepay

If any additional amounts are required to be paid by the Borrower to the Lender by virtue of Clause 12.2 (Increased Cost), the Borrower shall be entitled, on giving the Lender not less than fourteen (14) days prior notice in writing, to prepay (without premium or penalty) the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

12.5	Exception

Nothing in Clause 12.2 (Increased Cost) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.4 (Gross Up).

12.6	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

12.7	Mitigation

If circumstances arise which would result in a notification under Clause 12.1 (Unlawfulness) or Clause 12.8 (Change of circumstances), then, without in any way limiting the rights of the Lender under this Clause, the Lender shall use reasonable endeavours to transfer all the Lender’s obligations, liabilities and rights under this agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or might: (a) have an adverse effect on its business, operations or financial condition; or (b) involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

12.8	Change of circumstances

If any change in or in the interpretation of any applicable law or regulation, by any government or governmental authority or agency, makes it unlawful for the Lender to maintain or give effect to its obligations or to claim or receive any amount payable to the Lender under this Agreement, then the Lender may serve written notice on the Borrower declaring its obligations under this Agreement terminated in whole or in part, whereupon the same shall terminate forthwith and the Borrower will immediately repay the Loan and accrued interest to the date of prepayment together with all other Outstanding Indebtedness to the Lender pursuant to the terms of the notice.

13.	OPERATING ACCOUNT

13.1	General

The Borrower undertakes with the Lender that it will:

(a)	on or before the Drawdown Date open the Operating Account; and

(b)

procure that all moneys payable to the Borrower in respect of the Earnings of the Vessel shall, unless and until the Lender directs to the contrary pursuant to the General Assignment, be paid to the Operating Account, free from Security Interests and rights of set off other than those created by or under the Finance Documents and, shall be held there on trust for the Lender and shall be applied as provided in Clause 13.2 (Application of Earnings) .

13.2	Application of Earnings

Subject to the terms and conditions of the Accounts Pledge Agreement no monies shall be withdrawn from the Operating Account save as hereinafter provided. Subject to no Event of Default having occurred and being continuing, all monies paid to the Operating Account (whether being Earnings or not) after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied by the Lender as follows:

(a)

firstly: in payment of any arrears of interest due and payable and any and all other sums whatsoever which are then due to the Lender hereunder (such sums to be paid in such order as the Lender may in its sole discretion elect);

(b)	secondly: in payment of the Operating Expenses of the Vessel; and

(c)	thirdly: any credit balance shall be available to the relevant Owner to be used for any purpose not inconsistent with such Owner’s other obligations under this Agreement;

provided however that the Lender shall be entitled, at its sole discretion, to withdraw the required amounts from the Operating Account or any time deposit substitute account under the same or different designation by breaking such time deposit in order to effect payment of any amount due under “firstly” and “secondly” above.

13.3	Interest

Any amounts for the time being standing to the credit of the Operating Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Operating Account. Such interest shall, provided that (a) the foregoing provisions of this Clause 13 shall have been complied with and (b) no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred and is continuing, be released to the Borrower.

13.4	Drawings from Operating Account

After the occurrence of an Event of Default which is continuing the Lender shall not permit the Borrower to make any drawings from the Operating Account.

13.5	Authorisation

For the avoidance of doubt, the Lender shall be entitled (but not obliged) at any time, and to this respect the Lender is hereby authorised by the Borrower from time to time to debit the Operating Account, without notice to the Borrower, in order to discharge any amount due and payable to the Lender under the terms of this Agreement and the Security Documents or otherwise howsoever in connection with the Loan, including, without limitation, any payment of which the Lender has become entitled to demand under Clause 9.2 (Consequences of Default – Acceleration).

13.6	Obligations unaffected

Nothing herein contained shall be deemed to affect:

(a)

the liability and absolute obligation of the Borrower to pay interest on and to repay the Loan as provided in Clauses 3 (Interest) and 4 (Repayment-Prepayment) or the Swap Exposure as provided in the Master Agreement nor shall they constitute or be construed as constituting a manner of postponement thereof; or

(b)	any other liability or obligation of the Borrower or any other Security Party under any Finance Document.

13.7	Relocation of Operating Account

The Borrower undertakes with the Lender to comply with or cause to be complied with any written requirement of the Lender from time to time as to the location or re-location of the Operating Account and will from time to time enter into such documentation as the Lender may require in order to create or maintain a security interest in the Operating Account.

13.8	Application on Event of Default

Upon the occurrence of an Event of Default or at any time thereafter (whether or not notice of default has been given to the Borrower) when an Event of Default continues the Lender shall be entitled to set off and apply all sums standing to the credit of the Operating Account of the Borrower and accrued interest (if any) without notice to the Borrower in the manner specified in Clause 11.3 (Application of funds) (and express and irrevocable authority is hereby given by the Borrower to the Lender so to set off by debiting the Operating Account accordingly by the same.

13.9	No Security Interests

The Borrower hereby covenants with the Lender that the Operating Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrower or suffered to arise any third party rights over or against the whole or any part of the Operating Account other than in favour of the Lender as promised herein and in the General Assignment.

13.10	Operation of Operating Account

The Operating Account shall be operated by the Borrower to the degree permitted by this Agreement in accordance with the Lender’s usual terms and conditions (full knowledge of which the Borrower hereby acknowledges) and subject to the Lender’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrower).

13.11	Release

Upon payment in full of all principal, interest and all other amounts due to the Lender under the terms of this Agreement and the other Finance Documents, any balance then standing to the credit of the Operating Account shall be released and paid to the Borrower or to whomsoever else may be entitled to receive such balance.

14.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE

14.1	Binding Effect

This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective successors and assigns.

14.2	No Assignment by the Borrower and the other Security Parties

Neither the Borrower nor any other Security Parties may assign or transfer any of its rights and/or obligations under this Agreement or any of the other Finance Documents or any documents executed pursuant to this Agreement and/or the other Finance Documents.

14.3	Assignment by the Lender

The Lender may at any time without the consent or consultation with the Borrower and the other Security Parties, cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to be assigned or transferred to (i) another branch, any Subsidiary or affiliate of, or company controlled by, the Lender, (ii) a member of the European Central Bank System, a credit institution, a financial services institution, a financial institution, an insurance company, a social security fund, a pension fund, an investment company/trust or a special purpose company established for the purposes of securitization, (iii) a capital investment company, hedge fund, financial intermediary or special purpose vehicle associated to any of them or (iii) a trust corporation, fund or other person which regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets which are managed or serviced by the Lender (in each case an “Assignee” or a “Transferee”), provided in each case that (aa) the Assignee or Transferee, shall deliver to the Lender such undertaking as the Lender may approve, whereby it becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender’s obligations under this Agreement and (bb) the liabilities of the Borrower under this Agreement and any other Finance Document shall not be increased as a result of any such assignment or transfer and that in the event that the Borrower’ liabilities (actual or contingent) are increased, the Borrower shall not be liable for any such excess.

14.4	Participation

The Lender may at any time without the consent or consultation with the Borrower and the other Security Parties sub-participate all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents without the consent of, or consultation with or notice to the Borrower and the other Security Parties, provided that the liabilities of the Borrower under this Agreement and any other Finance Document shall not be increased as a result of any such sub-participation and that in the event that the Borrower’ liabilities (actual or contingent) are increased, the Borrower shall not be liable for any such excess.

14.5	Cost

Any cost of such assignment or transfer or granting sub-participation shall be for the account of the Lender and/or the Assignee, Transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrower, in which case any cost arising therefrom shall be for the account of the Borrower.

14.6	Documenting assignments and transfers

If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 14.6 the Borrower undertake, immediately on being requested to do so by the Lender, to enter at the expense of the Lender into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Finance Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrower shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such assignee, transferee or participant. Subject to the provisions of Clause 14.3 (Assignment by the Lender), the Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. The cost of any such assignment shall be borne by the Lender and/or the relevant Assignee or Transferee.

14.7	Disclosure of information

The Lender may disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrower as the Lender shall consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to the Lender to keep secret and confidential and shall not, without the consent of the Borrower, disclose to any third party any of the information, reports or documents supplied by the Lender provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(a)	in relation to any proceedings arising out of this Agreement or the other Finance Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(b)	pursuant to a court order relating to discovery or otherwise; or

(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(d)	to its auditors, legal or other professional advisers.

In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrower.

14.8	Changes in constitution or reorganisation of the Lender

For the avoidance of doubt and without prejudice to the provisions of Clause 14.1 (Binding Effect), this Agreement shall remain binding on the Borrower and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender.

14.9	Securitisation

The Lender may include all or any part of the Loan in a securitisation (or similar transaction) pursuant to Law 3156/2003, or any other relevant legislation introduced or enacted after the date of this Agreement, without the consent of, or consultation with, but after giving 30-day notice to the Borrower. The Borrower will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrower shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and need only provide any such information which any third parties may reasonably require and provided further that the liabilities of the Borrower and the other Security Parties under this Agreement and any other Finance Document shall not be increased as a result of any such securitisation (or similar transaction).

14.10	Lending Office

The Lender shall lend through its office at the address specified in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement. If the office through which the Lender is lending is changed pursuant to this Clause 14.10, the Lender shall notify the Borrower promptly of such change and upon notification of any such transfer, the word “Lender” in this Agreement and in the other Finance Documents shall mean the Lender, acting through such branch or branches and the terms and provisions of this Agreement and of the other Finance Documents shall be construed accordingly.

15.	MISCELLANEOUS

15.1	Time of essence

Time is of the essence as regards every obligation of the Borrower under this Agreement.

15.2	Cumulative Remedies

The rights and remedies of the Lender contained in this Agreement and the other Finance Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.

15.3	No implied waivers

No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the other Finance Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Finance Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the other Finance Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the other Finance Documents. No modification or waiver by the Lender of any provision of this Agreement or of any of the other Finance Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.

15.4	Recourse to other security

The Lender shall not be obliged to make any claim or demand or to resort to any Finance Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the other Finance Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by the Lender in connection with any such Finance Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the other Finance Documents to which it is, or is to be, a party.

15.5	Integration of Terms

This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) and any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

15.6	Amendments

This Agreement and any other Finance Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

15.7	Severability of provisions

In the event of any provision contained in one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Lender prior to the drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrower for the prompt payment to the Lender of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

15.8	Language and genuineness of documents

(a)

Language: All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Finance Documents shall be in the English language (or such other language as the Lender shall agree).

(b)

Certification of documents: Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as will be acceptable to the Lender at the sole discretion of the Lender.

(c)

Certification of signature: Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

15.9	Further assurances

The Borrower undertakes that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

15.10	Inconsistency of Terms

In the event of any inconsistency or conflict between the provisions of this Agreement and the provisions of any other Finance Document the provisions of this Agreement shall prevail.

15.11	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

15.12	Confidentiality

(a)

Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)

The Borrower acknowledge and accept that the Lender may be required by law or that it may be appropriate for the Lender to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Finance Documents to governmental or regulatory agencies and authorities.

(c)

The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default which is continuing the Lender may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Finance Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Lender’s rights or for any other purpose for which in the opinion of the Lender, such disclosure would be useful or appropriate for the interests of the Lender or otherwise and the Borrower expressly authorise any such disclosure and delivery.

(d)

The Borrower acknowledges and accepts that the Lender may be prohibited or it may be inappropriate for the Lender to disclose information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

(e)

This Clause 15.12 shall be: (i) in addition to all other duties of confidentiality imposed on the Lender and its professional advisers under applicable law; and (ii) subject to any other applicable provisions contained in this Agreement and the other Finance Documents.

15.13	Process of personal data

(a)

Process of personal data: The Borrower hereby confirms that it has been informed that its personal data and/or the personal data of its director(s), officer(s) and legal representative(s) (together the “personal data”) contained in this Agreement or the personal data that have been or will be lawfully received by the Lender in relation to this Agreement and the Finance Documents will be included at the personal data database maintained by the Lender as processing agent (Υπεύθυνη Επεξεργασίας) and will be processed by the Lender for the purpose of properly serving, supporting and monitoring their current business relationship.

(b)

Process of personal data to Teiresias: The Borrower hereby expressly gives its consent to the communication for process in the meaning of law 2472/97 by the Lender of its personal data contained in this Agreement, the Finance Documents, in the Operating Account for onwards communication thereof to an inter-banking database record called “Teiresias” kept and solely used by banks and financial institutions. The Borrower is entitled at any relevant time throughout the Facility Period to revoke its consent given hereunder by written notice addressed to the Lender and the Registrar of “Teiresias A.E.” at 2, Alamanas street, 15125 Maroussi, Athens, Greece.

(c)	Duration of the process: The personal data process shall survive the termination of this Agreement for such period as it is required by the applicable law.

16.	NOTICES AND COMMUNICATIONS

16.1	Notices

Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, any of the other Finance Documents shall:

(a)

be in writing delivered personally or by first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.10 (Communications Indemnity) and Clause 10.11 (Electronic Communication) by fax or electronic mail;

(b)

be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Finance Document, in the case of fax or electronic mail, at the time of dispatch as per transmission report (provided, in either case, that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and

(c)	be sent:

(i)	if to be sent to any Security Party, to:

c/o Central Shipping Inc.,

1 Vas. Sofias & Meg. Alexandrou,

Marousi, Athens, Greece

Facsimile No: +30 210 6141272

1.1    Attention: Andreas Louka

E-mail: louka@loukapartners.com

and

(ii)	if to be sent to the Lender, to

ALPHA BANK S.A.

93 Akti Miaouli

185 38 Piraeus, Greece

Fax No.: +30210 42 90 268

Attention: The Manager

E-mail: shipdivision@alpha.gr

or to such other person, address fax number or electronic address as is notified by the relevant Security Party or the Lender (as the case may be) to the other parties to this Agreement and, in the case of any such change of address, or fax number or electronic address notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender.

16.2	Effective date of notices

Subject to Clauses 17.3 (Service outside business hours) and 17.4 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered ; and

(b)	a notice which is sent by fax or electronic mail shall be deemed to be served, and shall take effect, two hours after its transmission is completed.

16.3	Service outside business hours

However, if under Clause 16.2 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a Banking Day in the place of receipt; or

(b)	on such a Banking Day, but after 5 p.m. local time,

the notice shall (subject to Clause 16.4 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Banking Day.

16.4	Illegible notices

Clauses 17.2 (Effective date of notices) and 17.3 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

16.5	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

16.6	Effect of electronic communication

(a)

Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Banking Days' notice.

(b)

Any such electronic communication as specified in paragraph (a) above to be made between a Security Party and the Lender may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)

Any such electronic communication as specified in paragraph 0(a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Lender only if it is addressed in such a manner as the Lender shall specify for this purpose.

(d)

Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following Banking Day.

(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 16.6.

17.	LAW AND JURISDICTION

17.1	Governing Law

(a)	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English Law.

(b)

For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of this Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrower but the Borrower shall be allowed to rebut such evidence save for witness.

17.2	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement and including claims arising out of tort or delict) (a “Dispute”). The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts.

(b)

The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)

This Clause 17.2 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

17.3	Process Agent for English Proceedings

Without prejudice to any other mode of service allowed under any relevant law the Borrower irrevocably designates, appoints and empowers Messrs. Top Properties (London) Limited (attention: Mr. Dimosthenis Eleutheriadis) at their office for the time being at 247 Gray’s Inn Road, London WC1X8QZ, England (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Finance Document, provided, however, that:

(a)

the Borrower hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrower’ behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrower in accordance with Clause 16.1 (Notices); and

(b)	the Borrower hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrower of the process will not invalidate the proceedings concerned.

17.4	Proceedings in any other country

If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.

17.5	Process Agent (antiklitos) in Greece

MR. ANDREAS LOUKA, an Attorney-at-Law, presently, 1 Vas. Sofias & Meg. Alexandou Street Marousi GR 15124  Greece (hereinafter called the “Process Agent for Greek Proceedings”) is hereby appointed by the Borrower as agent to accept service, upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Finance Documents. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by a deed of a process server to the effect that the Process Agent  for Greek Proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly served/notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

17.6	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

17.7	Meaning of “proceedings”

In this Clause 17 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

[Remainder of page intentionally left blank]

SCHEDULE 1

Form of Drawdown Notice

(referred to in Clause 2.2)

To:	ALPHA BANK S.A.

93 Akti Miaouli

185 38 Piraeus, Greece

[●] , 2021

Re:	US$38,000,000 Loan Agreement (the “Loan Agreement”) dated [●] May, 2021 made between (1) the Lender, as lender and (2) ATHENEAN Empire Inc., of the Marshall Islands (the “Borrower”), as Borrower.

1.

We refer to the Loan Agreement (terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice) and hereby give you notice that we wish to draw the Commitment as follows:

(i)	The Loan: the [full amount]-[part] of the Commitment in the amount of [US$[●] (Dollars [●] million [●] hundred thousand)];

(ii)	Drawdown Date: [●], 2021;

(iii)	duration of relevant Interest Period: duration of the first Interest Period in respect of the Loan shall be [●] months; and

(iv)

Payment instructions: [in payment to the Operating Account numbered […………..] for further payment to the Builder’s Bank as per our instructions under separate cover for the purposes set out in Clause 1.1 (Amount and purpose) of the Loan Agreement].

2.	We confirm, represent and warrant that:

(i)	no event or circumstance has occurred and is continuing which constitutes a Default or will result from the borrowing of the Loan;

(ii)

the representations and warranties contained in Clause 6 (Representations and warranties) of the Loan Agreement and the representations and warranties contained in each of the other Finance Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;

(iii)

the borrowing to be effected by the drawing of the Loan will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and

(iv)

there has been no change in the ownership, management, operations or financial condition of any of the Security Parties from that previously disclosed to the Lender in writing other than .......... .......... .......... .......... .......... ..........

3.	This Drawdown Notice cannot be revoked without the prior consent of the Lender.

SIGNED by	)
Mrs.	)
for and on behalf of	)
ATHENEAN EMPIRE INC.,	)
of the Republic of the Marshall Islands,	)	_________________________
in the presence of:	)	Attorney-in-fact

Witness:
Name:	[●]
Title:	Attorney-at-Law
Address:	[●],
Piraeus, Greece

Schedule 2

Form of Insurance Letter

To:	[P&I Club]
[●]
[●]

From:	[●]
[●],
[●]

[●] 20[●]

Dear Sirs

m.v. “[●]” (the “Vessel”)

We are obtaining loan finance from ALPHA BANK S.A. (the “Lender”) secured (inter alia) by a first ship mortgage over the Vessel. The Vessel's insurances will also be assigned to the Lender.

You are hereby authorised to send a copy of the Certificate of Entry for the Vessel to the Lender, c/o their lawyers, namely, Theo V. Sioufas & Co. Law Offices, of 13 Defteras Merarchias Street, 185 35 Piraeus, Greece. Further, you are also irrevocably authorised to provide the Lender from time to time with any other information whatsoever which they may require relating to the entry of the Vessel in the association.

This letter is governed by, and shall be construed in accordance with, English law.

_____________________________

For and on behalf of

[●]

Schedule 3

Form of Compliance Certificate

(referred to in Clause 8.1(e) and 16.11

To:	ALPHA BANK S.A.,

93 Akti Miaouli, Piraeus, Greece

(the “Lender”)

From:	TOP SHIPS INC., of the Marshall Islands

(the “Corporate Guarantor”)

Dated: [●], 20[●]

RE:	Loan Agreement dated [●] May, 2021 made between (1) ATHENEAN Empire Inc. (the “Borrower”) (2) the Lender, in respect of a loan facility of up to US$38,000,000 (the “Loan Agreement”).

Terms defined in the Loan Agreement shall have the same meaning when used herein.

I/We [●], [●] and [●], [each] being the Chief Financial Officer of the Borrower and the Corporate Guarantor, refer to Clause 8.1(e)(ii) of the Loan Agreement and hereby certify that, during the Accounting Period 01.01.20[…] to 31.12.20[…] and on the date hereof the Financial Covenants (Clause 16.11 of the Loan Agreement), are fully complied with:

1.	Financial Covenants:

(a)	Corporate Leverage Ratio: is [●]%; and

(b)	Corporate Liquidity: US$ [●]

2.	Default: [No Default has occurred and is continuing]

or

[The following Default has occurred and in continuing: [provide details of Default]. [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

We attach hereto the necessary documents supported by calculations setting out in reasonable detail the materials underling the statements made in this Compliance Certificate.

Signed: ______________________

Name: [………………………….]

Title: Chief Financial Officer/Director

Schedule 4

Form of Designation Notice

To:	PIRAEUS BANK S.A.,

4, Amerikis Street,

Athens, Greece

(the “Lender”)

Dated: [●]

Dear Sirs

Re:

Loan agreement dated [●] May, 2021 (as amended and/or supplemented from time to time, the “Loan Agreement”) made between (inter alia) (i) ourselves, as Borrower, and (ii) the Lender in respect of a term loan facility in an amount of up to US$38,000,000.

We refer to:

1.	the Loan Agreement;

2	the Master Agreement dated as of [●] May, 2021 (the “Master Agreement”) made between ourselves and the Lender, as Swap Bank; and

3	a Confirmation delivered pursuant to the Master Agreement and addressed by the Lender to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the other Finance Documents.

Yours faithfully

...............................................................

for and on behalf of

ATHENEAN EMPIRE INC.

EXECUTION PAGE

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

SIGNED by	)
Mr. Andreas Louka	)
for and on behalf of	)
ATHENEAN EMPIRE INC.,	)
of the Republic of the Marshall Islands,	)	/s/ Andreas Louka
in the presence of:	)	Attorney-in-fact

Witness:	/s/ Ourania Konstantinou
Name:	Ourania Konstantinou
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation:	t. Attorney-at-Law

SIGNED by	)
Mr. Konstantinos Flokos and	)	/s/ Konstantinos Flokos
Mrs. Chrysanthi Papathanasopoulou	)	Attorney-in-fact
for and on behalf of	)
ALPHA BANK S.A.,	)
of Greece,	)
in the presence of:	)	/s/ Chrysanthi Papathanasopoulou
Attorney-in-fact

Witness:	/s/ Ourania Konstantinou
Name:	Ourania Konstantinou
Address:	13 Defteras Merarchias
Piraeus, Greece
Occupation:	t. Attorney-at-Law